SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Ntelos Holdings Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 28, 2014

Dear Stockholder:

     You are cordially invited to attend our 2014 Annual Meeting of Stockholders to be held at 9:00 a.m. local time on Thursday, May 1, 2014, at The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, NY 10174. We are holding the meeting to:

1.	Elect seven directors to serve until the 2015 Annual Meeting of Stockholders;

2.	Approve, on a non-binding advisory basis, the compensation of our named executive officers;

3.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014; and

4.	Transact any other business that may properly come before the meeting.

     If you owned our common stock at the close of business on March 3, 2014, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in Waynesboro, Virginia, for the ten days prior to the meeting for any purpose related to the meeting.

     Your vote is important. Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the internet. You may submit your proxy card by completing, signing, dating and mailing your proxy card in the envelope provided. The proxy materials include details on how to vote by these three methods. Any stockholder attending the meeting may vote in person, even if you have already returned a proxy card.

Sincerely yours,

James A. Hyde
Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 2014. NTELOS’S PROXY MATERIALS ARE AVAILABLE ONLINE AT http://www.edocumentview.com/NTLS.

i

NTELOS HOLDINGS CORP.
1154 Shenandoah Village Drive
Waynesboro, Virginia 22980

NOTICE AND PROXY STATEMENT
For the Annual Meeting of Stockholders to be held May 1, 2014
____________________

INFORMATION CONCERNING SOLICITATION AND VOTING

     The Board of Directors (“Board” or “Board of Directors”) of NTELOS Holdings Corp. (“NTELOS” or the “Company”) is soliciting proxies for our 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”) to be held on Thursday, May 1, 2014, at 9:00 a.m. local time at The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, NY 10174. Our principal executive offices are located at 1154 Shenandoah Village Drive, Waynesboro, Virginia 22980, and our telephone number is (540) 946-3500.

     The proxy materials, including this proxy statement, a proxy card and our Annual Report for our fiscal year ended December 31, 2013, are being made available on the internet and are being distributed to our stockholders on or about March 28, 2014. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2014 Annual Meeting. Please read it carefully.

     You can elect to receive future proxy materials electronically by following the instructions on your proxy card to vote using the internet, and when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

     Choosing to receive future proxy materials electronically will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

     We will bear the expense of soliciting proxies. In addition to these proxy materials, our directors and employees (who will receive no compensation in addition to their regular salaries) may solicit proxies in person, by telephone or by email. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

QUESTIONS AND ANSWERS

Q:	Who may vote at the 2014 Annual Meeting?

A:

Our Board set March 3, 2014 as the record date for the 2014 Annual Meeting. If you were a stockholder of record of our common stock at the close of business on March 3, 2014, you are entitled to receive notice of, and you may attend and vote at, the 2014 Annual Meeting. Each stockholder is entitled to one vote for each share of common stock, $0.01 par value per share (“Common Stock”), held on all matters to be voted on. As of March 3, 2014, there were 21,533,569 shares of Common Stock outstanding and entitled to vote at the 2014 Annual Meeting.

Q:	What is the quorum requirement for the 2014 Annual Meeting?

A:	A majority of our outstanding shares of Common Stock as of the record date must be present at the 2014 Annual Meeting in order to hold the 2014 Annual Meeting and conduct business. This is called a quorum.

Your shares will be counted as present at the 2014 Annual Meeting if you:

are present and entitled to vote in person at the 2014 Annual Meeting; or have properly submitted a proxy card or voted by telephone or over the internet.

Both abstentions and broker non-votes (as described below) are counted for the purpose of determining the presence of a quorum.

Each proposal identifies the votes needed to approve or ratify the proposed action.

Q:	What proposals will be voted on at the 2014 Annual Meeting?

A:	There are three proposals scheduled to be voted on at the 2014 Annual Meeting:

  Election of seven members of our Board named herein to serve until the 2015 Annual Meeting of Stockholders;

  Approval, on a non-binding advisory basis, of the compensation of our named executive officers; and

  Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

We will also consider any other business that properly comes before the 2014 Annual Meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the 2014 Annual Meeting. If any other matters are properly brought before the 2014 Annual Meeting, the persons named in the enclosed proxy card are entitled to vote the shares they represent in their discretion.

The Board recommends a vote “FOR” all of the nominees listed in Proposal 1 and “FOR” Proposals 2 and 3.

Q:	How can I get electronic access to the proxy materials?

A:	You can view the proxy materials on the internet by going to http://www.envisionreports.com/ntls and clicking on “Proxy Information.” Please have your 15 digit control number available. Your 15 digit control number can be found on your proxy card. If you requested and received your proxy materials by email, your 15 digit control number can be found in the email notice.

Our proxy materials are also available at our Investor Relations website at http://ir.ntelos.com.

Q:	How may I vote my shares in person at the 2014 Annual Meeting?

A:

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services LLC, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the 2014 Annual Meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you are also invited to attend the 2014 Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the 2014 Annual Meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the 2014 Annual Meeting. Proof of stock ownership as of the record date (such as a bank or brokerage account statement) and a form of personal identification (such as a valid driver’s license or passport) will be required for admission to the 2014 Annual Meeting. The 2014 Annual Meeting will be held at The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, NY 10174.

Q:	How can I vote my shares without attending the 2014 Annual Meeting?

A:

Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the 2014 Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your stockbroker, trustee or nominee. In most cases, you will be able to do this by telephone, by using the internet or by mail if you received a printed set of the proxy materials.

By Telephone or Internet — If you are a stockholder of record and you have telephone or internet access, you may submit your proxy by following the instructions provided with your proxy materials and on your proxy card. If you are a beneficial owner of shares of Common Stock, held in street name, your broker or other nominee will send you a request for direction for voting those shares. Many brokers, banks and other institutions serving as nominees (but not all) participate in a program that offers internet voting options.

By Mail — You may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your stockbroker, trustee or nominee, and mailing it in the enclosed envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q:	What happens if I do not give specific voting instructions?

A:	Registered Stockholder of Record. If you are a registered stockholder of record and you indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as such proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the 2014 Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote at its discretion on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the 2014 Annual Meeting, assuming that a quorum is obtained.

Q:	Which ballot measures are considered “routine” or “non-routine?”

A:

A broker or other nominee generally has discretionary authority to vote on “routine” matters for which they have not received voting instructions from beneficial owners. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 3) is considered routine under applicable rules. Therefore, no broker non-votes are expected to exist in connection with Proposal 3. The election of directors (Proposal 1) and the non-binding advisory vote on executive compensation (Proposal 2) are matters considered “non-routine” under applicable rules. A broker or other nominee cannot vote without instructions on “non-routine” matters, and, therefore, there may be broker non-votes on Proposals 1 and 2. “Broker non-votes” are not considered present, in person or represented by proxy, and entitled to vote at the 2014 Annual Meeting with respect to the matters to which they apply; however, as noted above, “broker non-votes” will be included for purposes of determining whether a quorum is present at the 2014 Annual Meeting.

Q:	How many votes are required to approve each proposal?

A:

Proposal 1: Election of Directors. Assuming a quorum is present, to be elected, the director nominees, David A. Chorney, Rodney D. Dir, Stephen C. Duggan, Daniel J. Heneghan, Michael Huber, James A. Hyde, and Ellen O’Connor Vos, must receive a plurality of the votes of shares cast at the 2014 Annual Meeting. This means that the seven nominees receiving the highest number of “FOR” votes will be elected.

As Proposal 1 will be considered a “non-routine” matter, your broker will NOT be able to vote your shares with respect to this proposal without your instruction. Any such “broker non-votes” will have no effect on the voting on this proposal.

Proposal 2: Approval of a Non-binding Advisory Resolution Approving the Compensation of our Named Executive Officers. This is a non-binding advisory vote. Our Board will consider our executive compensation to have been approved by the stockholders if this proposal receives an affirmative vote of a majority of the votes of the shares present, in person or represented by proxy, and entitled to vote at the 2014 Annual Meeting. Abstentions will have the same effect as a vote against this proposal. As Proposal 2 will be considered a “non-routine” matter, your broker will NOT be able to vote your shares with respect to this proposal without your instruction. Any such “broker non-votes” will have no effect on the voting on this proposal.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes of the shares present, in person or represented by proxy, and entitled to vote is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014. Abstentions will have the same effect as a vote against this proposal. Proposal 3 will be considered a “routine” matter, and accordingly, brokers and other nominees will have discretionary authority to vote on this proposal.

Q:	How can I revoke my proxy and change my vote after I return my proxy card?

A:	You may revoke your proxy and change your vote at any time before the final vote at the 2014 Annual Meeting. If you are a stockholder of record, you may do this by signing and submitting a new proxy card with a later date; by voting by telephone or by using the internet, either of which must be completed by 11:59 p.m. Eastern Time on April 30, 2014 (your latest telephone or internet proxy is counted); or by attending the 2014 Annual Meeting and voting in person. Attending the 2014 Annual Meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. If you hold shares through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.

Q:	Where can I find the voting results of the 2014 Annual Meeting?

A:	The preliminary voting results will be announced at the 2014 Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission (the “SEC”) within four business days after the 2014 Annual Meeting. If our final voting results are not available within four business days after the 2014 Annual Meeting, we will file a Current Report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the Current Report on Form 8-K within four business days after the final voting results are known to us.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors

     Our bylaws provide that the Board of Directors shall, subject to compliance with Amended and Restated Shareholders Agreement, dated February 13, 2006 (the “Shareholders Agreement”), consist of such number of directors as determined from time to time by resolution of the Board. The current size of the Board of Directors is fixed at eight, and we currently have eight directors. One of our directors, Timothy G. Biltz, will not stand for re-election at the 2014 Annual Meeting. Our Board of Directors adopted a resolution in March 2014 setting the size of the Board of Directors at seven members effective as of the 2014 Annual Meeting. Accordingly, at the 2014 Annual Meeting, seven directors are to be elected. Through its Nominating and Governance Committee, our Board of Directors continues to evaluate the optimal size for the Board and will continue to consider the addition of one or more independent directors to the Board.

     The Board of Directors held eight meetings in 2013. During 2013, each nominee standing for election attended over 80% of the aggregate number of (1) meetings of the full Board of Directors and (2) meetings held by all committees of the Board of Directors on which the director served.

Nominees Standing for Election

     Messrs. David A. Chorney, Rodney D. Dir, Stephen C. Duggan, Daniel J. Heneghan, Michael Huber and James A. Hyde and Ms. Ellen O’Connor Vos are standing for re-election as directors to the Board of Directors at the 2014 Annual Meeting, each to hold office until the 2015 Annual Meeting of Stockholders and such director’s successor has been duly elected and qualified or until the earlier of such director’s death, resignation or removal in the manner described in our bylaws. The Board of Directors has determined that the following nominees are “independent” under applicable listing standards of the NASDAQ Stock Market (“NASDAQ”) as discussed below under “Corporate Governance Matters—Director Independence”: Messrs. Chorney, Dir, Duggan, Heneghan and Huber and Ms. Vos.

     Pursuant to the terms of the Shareholders Agreement, Quadrangle Capital Partners LP, a Delaware limited partnership, Quadrangle Select Partners LP, a Delaware limited partnership, and Quadrangle Capital Partners-A LP, a Delaware limited partnership (collectively, the “Quadrangle Entities”) currently have the right to nominate two directors. The Shareholders Agreement also provides that one director will be our Chief Executive Officer for so long as he or she is employed by us. The Quadrangle Entities have nominated Messrs. Chorney and Huber for election at the 2014 Annual Meeting. Mr. Hyde is our Chief Executive Officer and has been nominated by the Board of Directors in accordance with the Shareholders Agreement.

     Set forth below is certain biographical information furnished to us by the directors standing for election at the 2014 Annual Meeting:

     David A. Chorney, age 37, has been a director since July 2013. Mr. Chorney has been a Vice President of Quadrangle Group LLC since June 2013. Before joining Quadrangle Group LLC, Mr. Chorney was a Vice President at Credit Suisse Group AG in the Technology, Media & Telecom (TMT) group, having joined the investment banking division in New York in 2007. From 2003-2007, he practiced as a corporate attorney at Paul, Weiss, Rifkind, Wharton & Garrison LLP as a member of the firm’s Mergers & Acquisitions group.

     Mr. Chorney’s experience and knowledge of the operations of telecommunications companies, industry trends, financial analysis and accounting, as well as his mergers and acquisitions and capital markets experience, represent key skills that he brings to our Board of Directors.

     Rodney D. Dir, age 56, has been a director since October 2011. Mr. Dir has been the President and Chief Executive Officer of Spectrum Bridge, Inc., a wireless spectrum management company, since May 2011. From 2007 to 2011, he served as the Chief Operating Officer of Firethorn Holdings, Inc., a privately held provider of mobile banking and mobile commerce services, which was acquired by Qualcomm Incorporated as a wholly owned subsidiary in November 2007. From 2005 to 2007, he served as the Chief Operating Officer of Cincinnati Bell, Inc., a publicly traded company and provider of telecommunication services. Between 1984 and 2005, Mr. Dir served in various positions having increasing levels of responsibility with various telecom companies, including T-Mobile, Powertel and GTE.

     Mr. Dir brings to our Board experience gained from holding senior leadership positions with both publicly traded and privately held companies in the telecommunications industry. His executive experience with the financial and operational aspects of those companies gives him the financial expertise to serve as one of the Audit Committee’s financial experts and the operational expertise to serve on the Compensation Committee. His deep industry experience is extremely valuable to the Board and to the Committees of which he is a member.

     Stephen C. Duggan, age 48, has been a director since November 2012. Mr. Duggan serves as the Vice President & General Manager, Global Business Services of Viacom, Inc., a publicly traded global entertainment company, where he also previously served, from 2012 through February 2013, as a Senior Director, Service Management. From 2010-2011, he was President and then President & Chief Executive Officer, of Athlon Sports Communications, Inc., a privately held multi-platform media and sports marketing company. He also served as a director of Athlon Sports until August 2012. Prior to Athlon, he served as the Chief Executive Officer of Alpha Media Group, Inc. from 2008 to 2009, and served as its Chief Operating Officer and Chief Financial Officer earlier in 2008. From 2003 to 2008, Mr. Duggan was the Chief Operating Officer, Chief Financial Officer and Secretary of Publishing Group of America, Inc., and served as its Senior Vice President and Chief Financial Officer from 1999 to 2003. Mr. Duggan has served on the Board of Directors and is Chairman of the Audit Committee of Questex Media Group, Inc., a privately held global business to business communications company, since 2009.

     Mr. Duggan’s operating experience as a chief executive officer in the media sector provides our Board of Directors with valuable perspectives on financial and operational issues in a closely related sector, and his experience as a chief financial officer has given him expertise to serve as the chairman of our Audit Committee and to be one of its financial experts and also provides our Board of Directors additional expertise on financial reporting and corporate finance matters.

     Daniel J. Heneghan, age 58, has been a director since February 2006. Mr. Heneghan serves as an advisor to the semiconductor industry. Mr. Heneghan previously held the position of Vice President and Chief Financial Officer of Intersil Corporation, a high-performance analog and mixed-signal integrated circuit company, from its inception in August 1999 until June 2005. From 1980 until 1999, he held various management positions in finance, information technology, purchasing and operations for Harris Corporation, an international communications and information technology company serving government and commercial markets, including the position of Vice President and Controller of Harris Semiconductor Corporation, which he held from 1996 until leaving the company. Mr. Heneghan also serves on the Boards of Directors and Audit Committees of the following publicly traded companies: Pixelworks, Inc., Micrel, Inc., and Freescale Semiconductor, Inc.

     Mr. Heneghan brings to our Board of Directors experience gained from holding senior leadership and board positions with publicly traded companies in the semiconductor industry. His experience as Chief Financial Officer of Intersil Corporation and service on the audit committees of the other public companies has given him financial expertise to serve as one of our Audit Committee financial experts and provides experience that is particularly valuable to his service on the Audit Committee. He has also gained experience in risk management through his past leadership positions, which is essential to both the Audit Committee and the Board of Directors.

     Michael Huber, age 45, has been a director since April 2005, and has been Chairman of the Board of Directors since December 2009. Since January 2004, Mr. Huber has served as a Managing Principal of Quadrangle Group LLC, a private investment firm, and since January 2010, Mr. Huber also has served as President of Quadrangle. Mr. Huber serves on the Boards of Directors of Data & Audio-Visual Enterprises Holdings Inc., GET AS, Lumos Networks Corp. (“Lumos”) and Tower Vision Mauritius Limited and as a managing member of Access Spectrum LLC and of Hargray Holdings LLC. Mr. Huber is also a member of the Board of Trustees of Macalester College.

     Mr. Huber’s leadership position with a private investment firm that focuses on the telecommunications industry provides experience that is valuable in understanding and evaluating our business. His experience working with a number of Quadrangle’s portfolio companies, including serving on the Boards of Directors and on the Compensation Committees of a number of telecommunications companies and decision making on executive compensation, is especially valuable to our Board of Directors in guiding the direction of our business and the compensation of our executives. He also has extensive experience in mergers and acquisitions and capital markets activities. Mr. Huber’s skills and experience have positioned him to bring experience and industry knowledge to his position of Chairman of the Board and as Chairperson of the Compensation Committee.

     James A. Hyde, age 49, was appointed to his current positions of Chief Executive Officer and President and a director in December 2009, after joining the Company as President and Chief Operating Officer in March 2009. Previously, he was employed by Deutsche Telekom and VoiceStream Wireless, a telecommunications and information technology service company, from 1997 to 2009 and was appointed as the Managing Director and CEO of T-Mobile UK (a subsidiary of Deutsche Telekom) in January 2006. He also served as a member of the T-Mobile International Executive Management Committee and as an Executive Advisor to the T-Venture Funds. From 2002 until January 2006, Mr. Hyde served as Vice President of U.S. Indirect Sales and Sales Operations for T-Mobile USA. In 2000, Mr. Hyde became Executive Director of U.S. Sales Operations for VoiceStream Wireless and, following Deutsche Telekom’s July 2001 acquisition of VoiceStream (renamed T-Mobile), he held this position until 2002. Mr. Hyde joined VoiceStream Wireless in 1997 as a Director of Regional Indirect Sales and Operations. In connection with the spin-off of 100% of our wireline business into Lumos in October 2011, Mr. Hyde served as the interim Chief Executive Officer of Lumos until April 2012, and continues as a member of the Board of Directors of Lumos. Mr. Hyde also serves on the Board of Directors and is a member of the Executive Committee of the Board for the Competitive Carriers Association.

     With his years of experience at T-Mobile, including being responsible for T-Mobile’s entire United Kingdom operations, Mr. Hyde brings valuable operating, sales and marketing perspective in the wireless industry that is critical to our Board of Directors in understanding and evaluating our business. Mr. Hyde’s knowledge of our business and our operations is essential to the Board of Directors in evaluating and directing our future.

     Ellen O’Connor Vos, age 58, has been a director since October 2011. Ms. Vos is, and has been since 1989, the Chief Executive Officer of Grey Healthcare Group, a healthcare advertising and communications company and has been its President and Chief Executive Officer since 1994. Previously, she held officer positions with Phase Five Communications, a medical education firm, of which she was also the founder, and with Pfizer Inc. Ms. Vos previously served on the compensation committee of Vogel Farina LLC, a privately held pharmaceutical communications firm, affiliated with Grey Healthcare Group.

     Ms. Vos’s extensive executive experience and knowledge in the areas of marketing and communications, particularly digital communications, are some of the key skills that she brings to our Board of Directors. Ms. Vos’s executive leadership roles have provided her the experience on governance and compensation decision-making to serve as the Chairperson of the Nominating and Governance Committee and a member of the Compensation Committee.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE.

Committees of the Board of Directors

     We have the following standing committees of the Board of Directors: Audit Committee, Compensation Committee and Nominating and Governance Committee. Each committee has a charter, which is available for review at our website, www.ntelos.com. These charters may be found by clicking “Investor Relations,” “Corporate Information,” and then “Corporate Governance.”

     Audit Committee

     The Audit Committee consists of Messrs. Duggan (Chairperson), Dir and Heneghan. The Audit Committee met eight times during the year ended December 31, 2013. The Audit Committee is responsible for overseeing:

  our accounting and financial reporting processes;

  the reliability of our financial statements;

  the effective evaluation and management of our financial risks;

  our compliance with laws and regulations; and

  the maintenance of an effective and efficient audit of our annual financial statements by a qualified and independent registered public accounting firm.

     The Board of Directors has determined that all of the members of the Audit Committee are independent as defined in Rules 5605(a)(2) and 5605(c)(2)(A) of the NASDAQ listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that all members of the Audit Committee are financially literate as prescribed by the NASDAQ listing standards and that each of Messrs. Duggan, Dir and Heneghan is an “audit committee financial expert,” within the meaning of the regulations promulgated by the SEC. No member of the Audit Committee received any payments in 2013 from us or our subsidiaries other than compensation received as a director of the Company.

     Compensation Committee

     The Compensation Committee consists of Messrs. Huber (Chairperson) and Dir and Ms. Vos. The Compensation Committee met eight times during the year ended December 31, 2013. The Compensation Committee is responsible for:

  developing and overseeing the implementation of our philosophy with respect to the compensation of executive officers;

  determining the compensation and benefits of all of the executive officers;

  reviewing our compensation and benefit plans to ensure that they meet corporate objectives;

  selecting compensation consultants and determining the frequency of use of compensation consultants; and

  administering our stock plans and other incentive compensation plans.

     The Board of Directors has determined that all of the members of the Compensation Committee are independent as defined in Rule 5605(a)(2) and Rule 5605(d)(2) of the NASDAQ listing standards.

     For 2013, the Compensation Committee engaged the services of Hay Group (the “Consultant”), a nationally recognized compensation consulting firm, to assist us in developing compensation arrangements for our executive officers. The Consultant did not provide any consulting advice or services to us outside the scope of its engagement by the Compensation Committee during 2013. In retaining the Consultant, the Compensation Committee considered the six factors set forth in Section 10C-1(b)(4)(i) through (vi) under the Exchange Act and based on such consideration determined that the work of the Consultant did not raise any conflict of interest.

     Nominating and Governance Committee

     The Nominating and Governance Committee consists of Ms. Vos (Chairperson) and Messrs. Heneghan and Huber. The Nominating and Governance Committee met two times during the year ended December 31, 2013. The Nominating and Governance Committee is responsible for:

  identifying individuals qualified to become directors;

  nominating qualified individuals for election to the Board of Directors at the annual meeting of stockholders;

  recommending to the Board of Directors the individual directors to serve on the committees of the Board of Directors; and

  at the request of the Board of Directors, overseeing corporate governance matters.

     The Board of Directors has determined that all of the members of the Nominating and Governance Committee are independent as defined in Rule 5605(a)(2) of the NASDAQ listing standards.

Corporate Governance Matters

     Identifying and Evaluating Nominees

     The Shareholders Agreement currently entitles the Quadrangle Entities to designate two members of the Board of Directors, at least one of which must be “independent” under applicable NASDAQ and SEC rules. The Shareholders Agreement also provides that one director will be our Chief Executive Officer for so long as he or she is employed by us.

     The Nominating and Governance Committee identifies nominees for director on its own as well as by considering recommendations from other members of the Board of Directors, our officers and employees, and other sources that the Nominating and Governance Committee deems appropriate, including executive search firms. The Nominating and Governance Committee also will consider stockholder recommendations for nominees for director subject to such recommendations being made in accordance with our bylaws. In addition to the Nominating and Governance Committee’s charter, we have adopted Corporate Governance Guidelines that contain, among other matters, important information concerning the Nominating and Governance Committee’s responsibilities when identifying and evaluating nominees for director. You will find the charter and guidelines at www.ntelos.com by selecting the following links: “Investor Relations” and then “Governance Documents.”

     As required by our bylaws, any stockholder recommendation for a nominee for director to be voted upon at the 2015 Annual Meeting of Stockholders must be submitted in writing to our Secretary or Assistant Secretary no later than 120 days nor more than 150 days before the first anniversary of the date of this proxy statement. For nominations, such stockholder’s notice shall set forth (1) as to each person whom the stockholder proposes to nominate for election as a director, (A) the name, age, business address and residential address of such person, (B) the principal occupation or employment of such person, (C) the class, series and number of shares of Common Stock that are beneficially owned by such person, (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Exchange Act and (E) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected; and (2) as to the stockholder giving the notice, (A) the name, and business address and residential address, as they appear on our stock transfer books, of such stockholder, (B) a representation that such stockholder is a stockholder of record and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice, (C) the class, series and number of shares of Common Stock beneficially owned by such stockholder and (D) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder. These requirements are separate from the requirements that stockholders must meet pursuant to Rule 14a-8 under the Exchange Act to include proposals in the proxy materials for the 2015 Annual Meeting of Stockholders, discussed later in this proxy statement.

     The Nominating and Governance Committee will evaluate all candidates for election to the Board of Directors, regardless of the source from which the candidate was first identified, based upon the totality of the merits of each candidate and not based upon minimum qualifications or attributes. In considering the individual nominees, the Nominating and Governance Committee will take into account the qualifications of other members of the Board of Directors to ensure that a broad variety of skill sets and experience beneficial to us and our business are represented on the Board of Directors and will also take into account the characteristics of each individual under consideration, including that individual’s competencies, experience, reputation, integrity, independence, potential for conflicts of interest and other appropriate qualities. The Corporate Governance Guidelines require that in considering the composition of the Board of Directors, diversity of backgrounds and expertise should be emphasized and the Nominating and Governance Committee shall consider the average tenure of the entire Board of Directors.

     The Nominating and Governance Committee also periodically considers the individual and aggregate skill sets of the Board of Directors, based on a review of:

  senior leadership experience (public company CEO/President);

  business development/M&A expertise;

  financial expertise;

  public company board of directors experience;

  diversity (gender/other);

  wireless industry operational expertise;

  other operational expertise (customer service and care, billing systems, IT platform);

  brand marketing expertise;

  sales and distribution expertise;

  government/public policy expertise;

  executive compensation/human resources expertise; and

  risk management expertise.

     When considering a director standing for re-election, in addition to the attributes described above, the Nominating and Governance Committee will consider that individual’s past contribution and future commitment to the Company. Additionally, the Nominating and Governance Committee will continue to seek to populate the Board of Directors with a sufficient number of independent directors to satisfy NASDAQ listing standards and SEC requirements. The Nominating and Governance Committee will also seek to ensure that the Board of Directors will have at least three independent members to serve on the Audit Committee that satisfy NASDAQ financial and accounting experience requirements and at least one member who qualifies as an “audit committee financial expert.”

     There is no difference in the manner by which the Nominating and Governance Committee evaluates prospective nominees for director based on the source from which the individual was first identified.

     Board Leadership Structure and Role in Risk Oversight

     Mr. Hyde serves as our Chief Executive Officer and Mr. Huber serves as our non-executive Chairman of the Board. Our policy is to have a Chairman of the Board who is an independent director. We believe having separate Chief Executive Officer and Chairman of the Board positions is the most appropriate structure for the Company and our stockholders. We believe it is appropriate for Mr. Hyde to be able to focus his efforts on serving as our Chief Executive Officer while working closely with our Chairman of the Board, Mr. Huber. The Board of Directors may in the future revisit this policy from time to time. The Chairman of the Board has the following duties:

  presides at all meetings of the Board of Directors, including executive sessions of the independent directors;

  serves as liaison between the Chief Executive Officer and the independent directors;

  provides advice and counsel to the Chief Executive Officer on meeting schedules and possible meeting agenda topics;

  has the authority to call meetings of the independent directors;

  provides input to the Compensation Committee regarding the Chief Executive Officer’s performance and meets with the Chief Executive Officer to discuss the evaluation of the Chief Executive Officer; and

  provides input to the Nominating and Governance Committee regarding the appointment of the Chairpersons and members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

     The Board of Directors also has three standing committees: Audit, Compensation and Nominating and Governance. Each committee has a separate chairperson and each of the committees is comprised solely of independent directors. Our Corporate Governance Guidelines provide that the independent directors will meet in executive session at least two times a year, and the Chairman of the Board will preside at these sessions.

     The Audit Committee charter provides that the Audit Committee is responsible for evaluating and monitoring our financial risks and our compliance with laws and regulations. On a regular basis, our Audit Committee reviews and discusses with management our major financial and operating risks and exposures, and the steps management has taken to monitor and control such risks and exposures, including our risk assessment and risk management policies.

     Although the Audit Committee has primary responsibility for overseeing these matters, the full Board of Directors and the other committees of our Board are actively involved in overseeing risk management. Our Corporate Governance Guidelines provide that the Board of Directors and each committee thereof are responsible for overseeing our program for identifying, evaluating and controlling significant risks. Management updates the entire Board of Directors on a quarterly basis on key business risks affecting our business. The Board of Directors also engages in periodic discussions with the Chief Financial Officer and other members of management regarding risks as appropriate. In addition, each of the other committees of the Board of Directors considers risks within its area of responsibility and regularly reports to the Board of Directors.

     The Compensation Committee considers succession planning, human resources risks and risks that could potentially result from our executive compensation programs, as described in the Compensation Discussion and Analysis section of this proxy statement. The Compensation Committee has a Compensation Recoupment Policy that authorizes the Board of Directors to obtain reimbursement of any portion of any performance-based compensation paid or awarded, whether cash or equity based, where the payment or award was predicated upon the achievement of certain financial results or metrics that are subsequently the subject of a restatement or correction, from the officers and from other employees responsible for accounting errors resulting in the restatement or correction. The Compensation Committee also has approved Stock Ownership Guidelines for our executive officers, which are described in this proxy statement.

     In 2013, the Compensation Committee also considered our incentive compensation plans for executive officers and other employees and does not believe they pose any material risks to us. With respect to our annual short-term incentive compensation plan for officers, including our named executive officers (“NEOs”), the Compensation Committee has historically approved the use of revenue, Adjusted EBITDA and total subscribers as the performance metrics. The Compensation Committee believes these metrics do not pose material risk to the Company or its stockholders and, in fact, align the interests of our officers and employees with our stockholders because these are the performance metrics most monitored by the investment community. In addition to considering the annual short-term incentive compensation plan for our eligible employees, the Compensation Committee also receives periodic presentations on the design of our sales incentive programs for our sales employees. Based on these presentations, the Compensation Committee determined that these programs, like our annual short-term incentive compensation plans, do not encourage behavior that would not be in our long-term interest. The Compensation Committee also asked management to inform it in the future about any proposed material changes to the sales incentive programs. With respect to our long-term incentive plans, the Compensation Committee approved vesting requirements to incentivize long-term performance and approved using a blend of restricted stock, performance stock units (“PSUs”) and stock options.

     The Nominating and Governance Committee, along with the full Board of Directors, considers potential governance-related risk matters. The current leadership structure of the Board of Directors supports the risk oversight functions described above with independent leadership provided by our Chairman of the Board and with six of our eight directors being independent.

     Stockholder Communications with the Board of Directors

     We encourage stockholders to communicate with the Board of Directors by sending written correspondence to the Chairperson of the Nominating and Governance Committee at: NTELOS Holdings Corp., Attention: Corporate Secretary, 1154 Shenandoah Village Drive, Waynesboro, Virginia 22980. The Chairperson of the Nominating and Governance Committee and her duly authorized agents are responsible for collecting and organizing stockholder communications. Absent a conflict of interest, the Chairperson of the Nominating and Governance Committee is responsible for evaluating the materiality of each stockholder communication and determining whether further distribution is appropriate, and, if so, whether to (1) the full Board of Directors, (2) one or more directors and/or (3) other individuals or entities.

     Director Independence

     The Board of Directors considers director independence based both on the meaning of the term “independent director” set forth in Rule 5605(a)(2) of the NASDAQ listing standards and on an overall review of transactions and relationships, if any, between the director and the Company. Our Board of Directors is comprised of a majority of independent directors, and all committees of the Board of Directors are comprised only of independent directors. The independent directors of the Board of Directors had the opportunity to meet in executive session following each meeting of the full Board of Directors during 2013.

     In February 2014, the Nominating and Governance Committee and the Board of Directors undertook their annual review of director independence. There were no transactions or relationships between any nominee who is not an employee of the Company or any member of his or her immediate family and the Company for the Committee and the Board of Directors to consider that would be inconsistent with a determination that the nominee is independent.

     The Nominating and Governance Committee and the Board of Directors have determined that Messrs. Chorney, Dir, Duggan, Heneghan and Huber and Ms. Vos are independent under the NASDAQ listing standards.

     Policy Regarding Attendance at Annual Meetings

     We have a policy encouraging directors to attend annual meetings of stockholders. All of the members of our Board of Directors serving as directors at that time attended the 2013 annual meeting.

     Code of Ethics

     We have also adopted a Code of Business Conduct and Ethics for directors, officers and employees. A copy of this code may be found at the following website, www.ntelos.com. You will find the code by selecting the following links: “Investor Relations” and then “Governance Documents.”

Director Compensation

     The following table presents information relating to total compensation of our directors for the fiscal year ended December 31, 2013.

					Change in
					Pension Value
				Non-	and
	Fees			Equity	Nonqualified
	Earned			Incentive	Deferred
	or Paid	Stock	Option	Plan	Compensation	All Other
	in Cash	Awards(1) (2)	Awards(1)	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Timothy G. Biltz(3)	$42,008	$34,200	$5,229	—	—	—	$81,437
David A. Chorney(4)(5)	—	—	—	—	—	—	—
Rodney D. Dir	58,508	34,200	5,229	—	—	—	97,937
Stephen C. Duggan	56,858	34,200	5,229	—	—	—	96,287
Daniel J. Heneghan	53,258	34,200	5,229	—	—	—	92,687
Michael Huber(5)	—	—	—	—	—	—	—
Ellen O’Connor Vos	50,412	34,200	5,229	—	—	—	89,841

Former Director
Alfheidur H. Saemundsson(4)(5)	—	—	—	—	—	—	—
____________________

(1)	For a discussion of the assumptions used in determining the aggregate grant date fair value associated with our equity awards, see Note 11 of the Notes to Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013. The aggregate number of shares of restricted stock outstanding at December 31, 2013 is as follows for each of the non-employee directors: 2,891 for Messrs. Biltz, Dir, Duggan, Heneghan and Ms. Vos. The aggregate number of option awards outstanding at December 31, 2013 is as follows for each of the following non-employee directors: 44,680 for Mr. Biltz; 15,916 for Mr. Dir; 10,034 for Mr. Duggan; 51,646 for Mr. Heneghan; and 15,916 for Ms. Vos.

(2)	The closing stock price on the date of the grant, January 2, 2013, which represents the fair value of a share of restricted stock, was $11.83 per share.

(3)	Mr. Biltz will not stand for re-election at the 2014 Annual Meeting.

(4)	Mr. Chorney joined the Board on July 25, 2013.

(5)	Director designees of the Quadrangle Entities who are employees of Quadrangle Group LLC do not receive director compensation.

(6)	Ms. Saemundsson resigned from the Board effective July 23, 2013.

     The Compensation Committee periodically considers our director compensation policy with a primary objective of matching compensation levels to the relative demands associated with serving on the Board of Directors and its various committees. The Compensation Committee also takes into account the compensation policies of other public company boards of directors by reviewing the same comparison group of companies as are reviewed by our Compensation Committee when considering the compensation of our executive officers. The Compensation Committee determined not to change existing retainers, committee fees or annual equity incentive compensation in 2013.

     During 2013, non-employee directors (excluding Mr. Chorney, who is a Vice President of Quadrangle Group LLC, Mr. Huber, who serves as Managing Principal of Quadrangle Group LLC and Ms. Saemundsson, who was a Vice President of Quadrangle Group LLC, each of whom is a director designee of the Quadrangle Entities pursuant to our Shareholders Agreement, and excluding directors who are our employees) received an annual retainer of $25,008, payable in equal monthly installments. Additionally, during 2013, the chairpersons of our Audit Committee collectively received an annual retainer of $15,000 and the chairperson of our Nominating and Governance Committee received an annual retainer of $5,004, each of which is paid ratably per month or a fraction thereof. During 2013, each of our non-employee directors, other than Messrs. Chorney and Huber and Ms. Saemundsson, also received $2,000 for each board meeting and stockholder meeting attended in person and $1,000 if attended telephonically in lieu of attending in person. For attendance at Board committee meetings during 2013, each of our non-employee directors, other than Messrs. Chorney and Huber and Ms. Saemundsson, received $1,500 for attending in person or $800 for attending telephonically in lieu of attending in person. We reimburse each of our non-employee directors for reasonable travel and other expenses incurred in connection with attending all Board and Board committee meetings.

     During 2013, other than Messrs. Chorney and Huber and Ms. Saemundsson, we had five non-employee directors: Timothy G. Biltz, Rodney D. Dir, Stephen C. Duggan, Daniel J. Heneghan, and Ellen O’Connor Vos. The remaining directors who served in 2013 were Mr. Hyde, our Chief Executive Officer, and Messrs. Chorney and Huber and Ms. Saemundsson, designees of the Quadrangle Entities. In addition to their director status during 2013, Mr. Dir was a member of the Audit Committee, Compensation Committee, and the Nominating and Governance Committee (until May 2013); Mr. Duggan was Chairperson of the Audit Committee; Mr. Heneghan was a member of the Audit Committee and the Nominating and Governance Committee; and Ms. Vos was chairperson of the Nominating and Governance Committee and a member of the Compensation Committee, and they were compensated accordingly as disclosed in the table above.

     To assist us in attracting and retaining qualified and experienced individuals for service as non-employee directors, each of our non-employee directors, other than Messrs. Chorney and Huber and Ms. Saemundsson, receives an initial equity award grant and thereafter, commencing on January 1 of the subsequent year, an annual equity award grant. For 2013, these equity award grants included a mix of stock options and restricted stock. The number of options to purchase shares of our Common Stock is equal to the quotient of $18,600 and the Black-Scholes option-pricing model valuation of our Common Stock for the trading days in the second calendar month prior to a grant date, or such lesser number for a particular grant date as the Board of Directors may determine in its sole discretion, and which number of options granted shall not exceed 8,600. Additionally, such non-employee directors receive an annual grant of shares of our Common Stock subject to a restriction period (“restricted stock”) with an aggregate value equal to $43,400 (with such value to be calculated based on the average closing price of our Common Stock for the trading days in the second calendar month prior to a grant date and with the resulting number of shares being rounded up to the next whole number), or such lesser award for a particular grant date as the Board of Directors shall determine in its sole discretion. The annual stock option and restricted stock grants are automatic and non-discretionary on each of the grant dates and vest on the first anniversary of their respective grant dates.

     Pursuant to our Non-Employee Director Equity Plan, we granted Messrs. Biltz, Dir, Duggan and Heneghan and Ms. Vos options to purchase 8,600 shares each of Common Stock on January 2, 2013, at an exercise price per share of $11.83, the last closing price of the Common Stock on the NASDAQ Global Select Market as of the date of grant. The grant date fair value of these options was $5,229, or approximately $0.61 per option. These options vested and became exercisable on the first annual anniversary of the date of grant. Additionally, we granted each of the aforementioned non-employee directors 2,891 shares of our Common Stock, subject to a restriction period with a grant date fair value of $34,200 based on the closing price of our Common Stock of $11.83 per share on the date of grant. These restricted shares vested on the first anniversary of the grant date.

     We also have a policy to provide, as needed, an ongoing education program for all directors and will pay the program costs and associated travel expenses related to such director education programs.

     We do not pay additional compensation to directors who are employee directors for their service as directors but do reimburse such employee directors for expenses incurred in attending meetings of the Board of Directors and its committees.

Director Stock Ownership Guidelines

     In connection with the amendments to the stock ownership guidelines applicable to our executive officers adopted by the Board of Directors in August 2011, the Board of Directors included an ownership and retention requirement applicable to those directors receiving director compensation. The guidelines generally require that each such director own a minimum number of shares of our Common Stock having a value equal to three times the annual cash retainer for directors (as described above). The value of the following equity is counted toward compliance with the guidelines: shares owned (e.g., shares obtained upon vesting of restricted stock, shares obtained upon option exercise, shares purchased in the open market, shares held in the Company’s defined contribution plan, etc.); shared ownership (e.g., shares owned or held in trust by immediate family); unvested restricted stock; and “in the money” value of unexercised stock options. Each director receiving director compensation generally has three years from the later of August 31, 2011 and his or her date of appointment to the Board to meet the guidelines. The value of the Common Stock is calculated as the average of the closing Common Stock price on NASDAQ for the trading days in the 30-calendar day period immediately preceding any computation. Each director must maintain the minimum value of equity ownership provided in these stock ownership guidelines. As of March 3, 2014, all directors receiving director compensation were in compliance with the stock ownership guidelines.

EXECUTIVE OFFICERS

     Our executive officers serve at the discretion of the Board of Directors, and serve until their successors are elected and qualified or until his earlier death, resignation or removal. Our executive officers are: James A. Hyde, Stebbins B. Chandor Jr., S. Craig Highland, Robert L. McAvoy Jr. and Brian J. O’Neil. The following sets forth biographical information for our executive officers who are not directors. Biographical information for James A. Hyde, who is also a director, is provided in the section entitled “Proposal 1—Election of Directors—Nominees Standing for Election” of this proxy statement.

     Stebbins B. Chandor Jr., age 54, has been our Executive Vice President since September 2011, and our Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary since October 2011. Mr. Chandor previously served as Executive Vice President and Chief Financial Officer of iPCS, Inc. (“iPCS”), a publicly traded wireless telecommunications company acquired by Sprint Corporation (“Sprint”) in 2009, from March 2004 to December 2009, coinciding with the closing of Sprint’s acquisition of iPCS. Previously Mr. Chandor served in other executive management positions with iPCS and with Metro One Telecommunications, Inc. From June 1985 to August 1995, Mr. Chandor served in various corporate finance capacities with BA Securities, Inc., a wholly owned subsidiary of BankAmerica Corporation, and affiliated or predecessor firms.

     S. Craig Highland, age 47, has been our Senior Vice President—Finance and Corporate Development since November 2011. He served as our Vice President—Tax and Business Development from June 2003 until October 2011, Director—Tax Policy and Corporate Development from April 2000 through May 2003 and as Tax Manager from July 1998 to March 2000. Prior to joining us, Mr. Highland was a certified public accountant serving as a Tax and Audit Manager for McGladrey & Pullen, L.L.P. from December 1993 to July 1998 and with Erny & Mason, P.C. from July 1988 to December 1993.

     Robert L. McAvoy Jr., age 47, has been our Executive Vice President and Chief Technology Officer since July 2013. He previously served as our Senior Vice President—Engineering and Operations from August 2008 to July 2013, Vice President—Engineering and Operations from July 2002 to August 2008 and as Vice President—Network Operations from July 2001 to July 2002. Mr. McAvoy has over 25 years of wireless industry experience. He began his career in 1988 with Bell Atlantic Mobile Systems and during his tenure there he served in various engineering and operations roles. In 1995, he joined PrimeCo as part of the management startup team in the Richmond and Norfolk, Virginia markets. While at PrimeCo he held various management positions, including Technical Director and Market General Manager.

     Brian J. O’Neil, age 53, has been our Executive Vice President, General Counsel and Secretary since July 2012. He joined the Company in September 2011 as Senior Vice President, General Counsel and Secretary. Mr. O’Neil previously served as Senior Vice President, General Counsel and Secretary of iPCS from August 2008 until March 2010. Prior to his tenure at iPCS, Mr. O’Neil served in the office of the general counsel at Accenture Ltd (now Accenture plc), a global management consulting, technology services and outsourcing company, from August 2001 to August 2008. From 1994 until 2001, Mr. O’Neil was a partner in the corporate and securities practice at the law firm of Schwartz Cooper Chartered (now Dykema) in Chicago, Illinois, and from 1986 until 1994, he practiced in the corporate finance group at the law firm of Chapman and Cutler LLP in Chicago, Illinois.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own beneficially more than 10% of our Common Stock to file reports of ownership and changes in ownership of such stock with the SEC and NASDAQ. These persons are also required by SEC regulations to furnish us with copies of all such forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the year ended December 31, 2013.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information, as of March 3, 2014, regarding the beneficial ownership of our Common Stock by (1) our directors, (2) our NEOs, (3) stockholders owning more than 5% of our Common Stock and (4) all of our directors and executive officers as a group.

     Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of Common Stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 21,533,569 shares of Common Stock outstanding as of March 3, 2014. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of March 3, 2014, are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person. Unless indicated otherwise in the footnotes, the address of each individual listed in the table is c/o NTELOS Holdings Corp., 1154 Shenandoah Village Drive, Waynesboro, Virginia 22980.

	Total Common Stock
Name and Address of Beneficial Owner	Number	%
Directors, named executive officers and stockholders owning more than 5%:
The Quadrangle Entities(1)	4,180,837	19.4%
Blackrock, Inc.(2)	1,782,227	8.3%
Michael Huber(3)	4,180,837	19.4%
Timothy G. Biltz(4)	60,050	*
David A. Chorney (3)	4,180,837	19.4%
Rodney D. Dir(5)	23,380	*
Stephen C. Duggan(6)	15,368	*
Daniel J. Heneghan(7)	69,613	*
Ellen O’Connor Vos(8)	23,380	*
James A. Hyde(9)	802,393	3.6%
Stebbins B. Chandor Jr.(10)	166,519	*
Conrad J. Hunter(11)	261,053	1.2%
Brian J. O’Neil(12)	122,927	*
Robert L. McAvoy Jr.(13)	124,160	*

All directors and executive officers as a group (13 persons)(14)	5,927,086	26.0%
____________________

*	Less than 1%

(1)	As reported on Amendment No. 4 to Schedule 13D filed by Quadrangle GP Investors LLC and certain related persons on December 2, 2013, includes 967,253 shares of Common Stock owned by Quadrangle Capital Partners LP, 52,851 shares of Common Stock owned by Quadrangle Select Partners LP, 368,835 shares of Common Stock owned by Quadrangle Capital Partners-A LP and 2,791,898 shares of Common Stock owned by Quadrangle NTELOS Holdings II LP. Quadrangle NTELOS Holdings II LP has pledged its interest in 2,781,898 shares of Common Stock to secure repayment of a loan made to it by the Bank of Montreal. The address for the Quadrangle Entities is 375 Park Avenue, New York, NY 10152.

(2)	Represents beneficial ownership as of December 31, 2013, according to the Schedule 13G filed by Blackrock, Inc. on January 30, 2014. Blackrock, Inc. has sole voting power and sole dispositive power over all of these shares. The address for Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(3)	Represents 4,180,837 shares beneficially owned by the Quadrangle Entities. Mr. Huber is a Managing Principal and President and Mr. Chorney is a Vice President of Quadrangle Group LLC. Each disclaims beneficial ownership of securities beneficially owned by the Quadrangle Entities.

(4)	Includes 2,019 shares of restricted stock and options to purchase 44,680 shares of Common Stock.

(5)	Includes 2,019 shares of restricted stock and options to purchase 15,916 shares of Common Stock.

(6)	Includes 2,019 shares of restricted stock and options to purchase 10,034 shares of Common Stock.

(7)	Includes 2,019 shares of restricted stock and options to purchase 51,646 shares of Common Stock.

(8)	Includes 2,019 shares of restricted stock and options to purchase 15,916 shares of Common Stock.

(9)	Includes 90,938 shares of restricted stock and options to purchase 587,784 shares of Common Stock.

(10)	Includes 29,620 shares of restricted stock and options to purchase 106,774 shares of Common Stock.

(11)	Includes 24,924 shares of restricted stock, options to purchase 183,072 shares of Common Stock and 8,362 PSUs. Mr. Hunter resigned as Executive Vice President and Chief Operating Officer effective March 20, 2014.

(12)	Includes 24,168 shares of restricted stock and options to purchase 81,503 shares of Common Stock.

(13)	Includes 19,698 shares of restricted stock and options to purchase 78,962 shares of Common Stock.

(14)	Includes 214,205 shares of restricted stock and options to purchase 1,224,787 shares of Common Stock and 8,362 PSUs.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of December 31, 2013 concerning the shares of Common Stock which are authorized for issuance under our equity compensation plans.

	Number of		Number of Securities
	Securities to be	Weighted	Remaining Available
	Issued on	Average	for Future Issuance
	Exercise of	Exercise Price	Under Equity
	Outstanding	of Outstanding	Compensation Plans
	Options,	Options,	(Excluding Securities
	Warrants and	Warrants and	Reflected in
Plan Category	Rights (a)	Rights (b)	Column (a)) (c)
Equity Compensation Plans Approved by
Stockholders
Employee Equity Incentive Plans	2,464,998	$19.39	1,585,382
Non-Employee Director Equity Plan	138,192	$20.61	140,921
Employee Stock Purchase Plan	—	—	68,371
Equity Compensation Plans Not Approved by
Stockholders	—	—	—
Total	2,603,190	$19.45	1,794,674

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     Company 2013 Financial and Operating Results

     As described in this Compensation Discussion and Analysis, the Compensation Committee of the Board of Directors (the “Committee”) believes the overall compensation for our executive officers, both on a targeted and actual basis, was reasonable and within the range of compensation offered by benchmark companies and adequately reflected our performance in 2013. The Committee also believes the 2013 compensation design was effective in driving this performance by generating meaningful rewards for achieving business objectives, and a reasonable investment relative to the long-term stockholder value. Following is a brief overview of our 2013 performance.

     Operating revenues for 2013 were $491.9 million, up 8% over 2012. The increase in operating revenues reflected a $31.9 million, or 11%, increase to $317.1 million in retail revenues, which included higher subscriber and equipment revenue, and a $6.0 million, or 3.5% increase, to $174.8 million in wholesale and other revenue, derived primarily from the Company’s Strategic Network Alliance with Sprint. Adjusted EBITDA, described below in Annual Short-Term Incentive Compensation, was $150.9 million for 2013 compared to $134.7 million for 2012. Net Income after Net Income Attributable to Noncontrolling Interests was $24.7 million, or $1.13 per diluted share, for 2013 compared to $18.4 million, or $0.86 per diluted share, for 2012. Total subscribers increased 5.7% to 464,600 as of December 31, 2013, compared to 439,600 as of December 31, 2012. Total gross subscriber additions for 2013 were 183,900 compared to 171,300 in 2012. Total net subscriber additions for 2013 were 25,000, unchanged from 2012. As discussed below, revenues, Adjusted EBITDA and ending subscribers were the key criteria for our annual executive incentive compensation awards.

     In September 2013 we entered into an amendment of our Strategic Network Alliance with Sprint that modified the pricing terms and methodology and replaced the $9,000,000 monthly minimum charges that Sprint is required to pay us with an initial effective minimum monthly charge of $9,250,000, subject to capped annual upward or downward adjustments. In connection with the amendment, we settled the outstanding data rate reset dispute that began in the fourth quarter 2011 and the separate historical billing disputes that were asserted by Sprint in the third quarter 2012. In connection with the settlement, we recognized an additional $9.6 million in operating income in 2013.

     Compensation Committee

     As described on page 8 of this proxy statement, the Committee consists of the following non-employee independent directors: Mr. Huber (Chairperson), Mr. Dir and Ms. Vos. The Committee operates under a written charter adopted by the Board of Directors, which is available on our Internet website, http://ir.ntelos.com. The charter is reviewed annually by the Committee. The members of the Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act) and “outside directors” (within the meaning of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”)). In addition, no Committee member is a current or former employee.

     General Philosophy

     The objective of our compensation program is to attract and retain those employees whose judgment, abilities and experience will contribute to our continued success. The program is designed to (1) provide overall competitive pay levels through a mix of base salary, short-term cash incentives and long-term equity compensation and ownership, (2) create proper incentives to align management’s cash and equity incentives with the long-term interests of our stockholders, and (3) reward superior performance. The Committee is responsible for the following:

  developing, overseeing, and implementing our philosophy with respect to the compensation of executive officers;

  determining the compensation and benefits of our executive officers;

  reviewing our compensation and benefit plans to ensure that they meet corporate objectives;

  selecting compensation consultants and determining the frequency with which they are used; and

  administering our stock plans and other incentive compensation plans.

     Results of 2013 Stockholder Advisory Vote on Executive Compensation

     We held our third advisory vote on executive compensation at last year’s Annual Meeting of Stockholders, and over 95% of the votes cast were in favor of this proposal. The Committee considered this favorable outcome and believes it reflected our stockholders’ support of the Committee’s decisions and the existing compensation programs for our NEOs. For 2013, the Committee made no material changes in the structure of our NEO compensation programs or compensation philosophy except to add PSUs to the equity mix of NEO long-term incentive compensation. The Committee believes that shifting to more performance-based equity compensation further aligns our NEO’s compensation with the interests of our stockholders. At the 2014 Annual Meeting, we will again hold an advisory vote to approve executive compensation, as supported by our stockholders in accordance with the Board of Directors’ recommendation at the 2011 Annual Meeting of Stockholders to conduct the advisory vote annually. The Committee will continue to consider the results from this year’s and future years’ advisory votes on NEO compensation.

     Targeted Overall Compensation

     Each of our current NEOs has an employment agreement with us, described below in Employment Agreements. Pursuant to these employment agreements, each of our NEOs receives a base salary, which is reviewed annually by the Committee. The NEOs are also eligible to participate in the annual short-term incentive plan (referred to as our 2013 Team Incentive Plan (or “TIP”), discussed below in Annual Short-Term Incentive Compensation) with an annual target equal to a specified percentage of base salary. Each of the NEOs has annual corporate and personal goals and objectives, and his performance is evaluated annually against those goals and objectives to assist in determining his total paid compensation. Under our compensation structure, the mix of base salary and target short-term incentive compensation varies, depending on the employee’s level within our organization. The Committee also retains the discretion to grant bonuses outside of our TIP. We also have Employee Equity Incentive Plans (defined below) which are used to provide long-term incentives through the issuance of stock options, restricted stock, PSUs, or other long-term incentives to the NEOs as a component of total compensation.

     To assist us in determining the 2013 base salaries, target short-term incentive percentages and long-term incentive compensation of our NEOs, the Committee engaged an independent compensation consultant to perform a study of the compensation of our NEOs benchmarked against comparable senior executives in comparable telecommunications companies (the “Peer Group”) and market median information from the Consultant’s national compensation database (the “Executive Compensation Report”). Hay Group (the “Consultant”) prepared a study in January 2013 for the Committee’s use in determining 2013 compensation. The study analyzed the base salary, short-term incentives as a percentage of salary, and long-term incentive payouts, including recommended targets for each of these metrics, in order to assist the Committee in determining the appropriate pay-for-performance relationship for each NEO. The study also assessed the competitiveness of our historical pay-for-performance incentives.

     The Consultant’s Peer Group for 2013 for assessing the compensation arrangements of our executive officers was unchanged from the Consultant’s peer group which had been revised in January 2012. The companies included in this Peer Group were determined based on a study prepared by the Consultant which compared revenue, net income, market value of common stock, and number of employees of various companies within the telecommunications sector against these same metrics for us. Our management reviewed the Consultant’s recommended peer group and concurred with the Consultant’s recommendation.

     The Committee approved the use of the following 14 companies as a benchmark for determining our executive officer compensation arrangements for 2013:

Alaska Communications Systems Group, Inc. Atlantic Tele-Network, Inc. Cbeyond, Inc. Cincinnati Bell, Inc. Clearwire Corporation Cogent Communications Group, Inc. General Communications, Inc.	Hawaiian Telcom Holdco, Inc. Iridium Communications Inc. Leap Wireless International, Inc. SBA Communications Corporation Shenandoah Telecommunications Company USA Mobility, Inc. Vonage Holdings Corp.

     In addition to base salary and TIP, the NEOs participate in our Amended and Restated Equity Incentive Plan and our 2010 Equity and Cash Incentive Plan (together with the Amended and Restated Equity Incentive Plan, the “Employee Equity Incentive Plans”), and they are entitled to participate in all of our subsidiaries’ employee benefit plans. We also provide other benefits and perquisites, including a monthly automobile allowance offered as a competitive perquisite, reimbursement of country club dues for use by the Chief Executive Officer to foster business relationships, and a term life insurance policy for each NEO in accordance with his employment agreement.

     Committee Process

     The Committee designs, evaluates, and approves our executive compensation plans, policies, and programs. The Committee annually reviews and evaluates the goals and objectives relevant to the compensation of the Chief Executive Officer, and annually evaluates the performance of the Chief Executive Officer in light of those goals and objectives. The Committee establishes compensation levels and compensation awards for the NEOs. To assist in determining the level of compensation and awards for the Chief Executive Officer, the members of the Committee review corporate performance over the past 12 months and the Chief Executive Officer’s compensation relative to the most recent compensation study provided by the Consultant including Peer Group data available in public proxy statements, ensuring that the recommended compensation levels meet corporate objectives. For the remaining NEOs, the Chief Executive Officer reviews individual and corporate performance data from the most recent compensation study provided by the Consultant and Peer Group data available in public proxy statements, and makes compensation recommendations to the Committee. The Chief Executive Officer attends Committee meetings; however, the Committee also meets in executive session without the Chief Executive Officer (or other members of management) present when discussing the Chief Executive Officer’s compensation.

     The Committee also administers our equity-based compensation plans and deferred compensation plans, and periodically reviews our management “talent” levels and management succession planning.

     The Committee is authorized to retain experts, consultants, and other advisors to aid in the discharge of its duties. The Committee reports regularly to the Board of Directors on matters relating to the Committee’s responsibilities. The Chairperson of the Committee works in conjunction with our senior management in establishing the agenda for Committee meetings. In addition, the Committee follows regulatory and legislative developments and considers corporate governance best practices in performing its duties.

     Deductibility of Compensation

     Under Section 162(m), a portion of annual compensation payable to our Chief Executive Officer and three other highest paid executive officers (other than the Chief Executive Officer or Chief Financial Officer) generally would not be deductible by us for federal income tax purposes to the extent any such officer’s overall compensation exceeds $1,000,000 for the year. Qualifying performance-based incentive compensation (including performance-based compensation awards under our TIP and Employee Equity Incentive Plans), however, would be excluded for purposes of determining if the executive’s compensation exceeded the $1,000,000 cap. The rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. There can be no guarantee, therefore, that amounts potentially subject to the Section 162(m) limitations will be treated by the Internal Revenue Service as qualified performance-based compensation under Section 162(m) and/or deductible by us. A number of requirements must be met under Section 162(m) in order for particular compensation to qualify for the exception such that there can be no assurance that “qualified performance-based” compensation under our TIP and Employee Equity Incentive Plan will be fully deductible under all circumstances. The Committee addresses this issue when considering compensation arrangements for our executive officers. However, the Committee still believes that it is important that it have the flexibility to offer compensation that may not be deductible because of the Section 162(m) cap if deemed necessary to attract and retain qualified executive officers. Certain of the compensation paid to Mr. Hyde for 2013 will be nondeductible.

     Base Salaries

     Each NEO’s employment agreement sets forth a base salary, which is subject to annual adjustments as determined by the Committee. The Committee’s practice is to adjust compensation (as well as consider current year short-term and long-term incentive grants) for each NEO and all other employees annually in late February or early March, which allows for consideration of the prior year’s audited financial results. Annual base salary adjustments, which become effective on the first day of the first pay period in April, take into consideration each NEO’s performance for the year and are designed to result in an adjusted base salary that is within an acceptable range of the target established by the Committee, which generally represented the median base salary for each NEO’s comparable position within the Peer Group.

     As the basis for determining the April 2013 raises granted to the NEOs, the Committee determined that the compensation study prepared by the Consultant in January 2013 provided a meaningful benchmark for 2013 compensation updates. The Committee reviewed the median base salary of the comparable positions of the Peer Group in the compensation study and considered the Consultant’s and management’s recommendations of base salary range placements relative to the 2013 target base salary (the “2013 Target Base Salary”) for each NEO based upon attributes such as individual performance and experience. The Consultant recommended that the Committee consider base salary increases of approximately 3% for 2013 as that was the level of base salary increases that the Consultant expected in the market.

     The following table shows the approved annual base salary, at January 1 and April 1 of 2013, applicable to each NEO:

	January 1,	April 1,
Named Executive Officer	2013	2013
James A. Hyde	$650,000	$675,000
Stebbins B. Chandor Jr.	351,900	362,457
Conrad J. Hunter(1)	360,698	371,519
Brian J. O’Neil	300,000	309,000
Robert L. McAvoy Jr.(2)	236,373	244,646
____________________

(1) Mr. Hunter resigned as Executive Vice President and Chief Operating Officer effective March 20, 2014.

(2) In connection with Mr. McAvoy’s promotion to Executive Vice President, his base salary was increased to $280,000 effective July 1, 2013.

     The Committee determined that for each of its NEOs listed above, the adjusted base salary effective April 2013, was within an acceptable range of the 2013 Target Base Salary, as described below.

     For Mr. Hyde, the April 2013 raise represented an increase of $25,000, or 3.8%. This increase reflected his performance during 2012, including the refinancing of our senior debt in 2012, his significant telecom industry experience, and his on-going responsibilities along with an inflationary adjustment. Mr. Hyde’s salary was 105.0% of his 2013 Target Base Salary immediately prior to this raise and increased to 109.6% of his 2013 Target Base Salary after this raise. For Mr. Chandor, the April 2013 raise represented an increase of $10,557, or 3.0%, reflective of his 2012 performance and an inflationary adjustment. Mr. Chandor’s salary was 107.0% of the 2013 Target Base Salary immediately before this raise and was 110.5% of the 2013 Target Base Salary after this raise. For Mr. Hunter, the April 2013 raise represented an increase of $10,821, or 3.0%, reflective of his 2012 performance and an inflationary adjustment. Mr. Hunter’s salary was 101.0% of the 2013 Target Base Salary immediately before this raise and was 103.8% of the 2013 Target Base Salary after this raise. For Mr. O’Neil, the April 2013 raise represented an increase of $9,000, or 3.0%, reflective of his 2012 performance and an inflationary adjustment. Mr. O’Neil’s salary was 98.0% of the 2013 Target Base Salary immediately before this raise and was 101.0% of the 2013 Target Base Salary after this raise. For Mr. McAvoy, the April 2013 raise represented an increase of $8,273, or 3.5%, reflective of his 2012 performance and an inflationary adjustment. Mr. McAvoy’s salary was 92.0% of the 2013 Target Base Salary immediately before this raise and was 94.8% of the 2013 Target Base Salary after this raise.

     Annual Short-Term Incentive Compensation

     Our practice is to award annual cash incentive payments under our TIP. Participation in the TIP is available to all of our salaried-exempt employees, including our NEOs, with a hire date prior to October 1 of the applicable year, except those employees who are covered by a formal sales incentive plan. For our NEOs, the TIP award is equal to the product of (1) the individual’s eligible base salary earnings for the year, (2) the individual’s targeted short-term incentive percentage up to a maximum percentage provided for in the plan (as finally determined based on achievement of individual performance objectives), and (3) our weighted performance achievement percentage. The TIP award gives an eligible participant the potential to receive a lump sum payment on or before March 15th of the following year based on achievement of specified company-wide performance goals and based on achievement of individual performance objectives, which are established at the beginning of the year under circumstances set forth in the annual short-term incentive plan. An eligible employee must achieve at least a minimum overall individual performance rating in order to be eligible for an award under our TIP. The Committee has full discretion to qualify the annual short-term incentive plan, certify that the performance goals have been achieved, terminate the plan, or increase or decrease the funding available to the plan. Additionally, a TIP award may be decreased or an additional TIP award may be authorized by the Committee in its discretion as necessary to support our business needs.

     The purpose of the TIP is to focus corporate and individual efforts on the accomplishment of specific financial objectives, and to motivate individual participants to achieve or contribute to these objectives. It also serves to assign an at-risk element to each of our NEO’s total compensation based directly on the achievement of desired results.

     The Committee determined the 2013 targeted incentive percentages in March 2013 for each of our NEOs by reviewing the median target short-term incentive percentage of the comparable position of the Peer Group. Based on these results, the Committee determined that the targeted short-term incentive percentages for the executive positions initially approved in 2012 remained competitive; therefore, the 2013 targeted incentive percentages of their eligible base salaries remained unchanged at 100% for Mr. Hyde, 60% for Messrs. Chandor, Hunter and O’Neil, and 50% for Mr. McAvoy. In connection with Mr. McAvoy’s promotion to Executive Vice President, Mr. McAvoy’s targeted incentive percentage was increased to 60%, effective July 1, 2013.

     With respect to our weighted performance achievement percentage mentioned above, our performance was measured and weighted based on the following three financial metrics in 2013, as approved by the Committee: (1) Revenues, 30%; (2) Ending Subscribers, 30%; and (3) net income before interest, income taxes, depreciation, and amortization, accretion of asset retirement obligations, separation-related costs, asset impairment charge, and equity-based compensation charges, which we refer to as Adjusted EBITDA, 40%. The Committee selected these metrics initially in February 2012 after considering the focus on these metrics by the investment community in evaluating the Company and the appropriateness and significance of growth in each of these metrics, as described below. The Committee also determined that successful progress related to the key projects and initiatives outlined in our 2013 business plan, including, but not limited to, subscriber growth, network enhancements, brand repositioning and expanding our distribution strategy, would be considered in determining the 2013 TIP payout due to their strategic importance to the continued growth of our business.

     Adjusted EBITDA is a key metric used by investors to determine if we are generating sufficient cash flows to continue to generate stockholder value, provide liquidity for future growth, and continue to fund dividends, and the weighting of this metric reflected our continued focus on improving this key metric. We believe Adjusted EBITDA is a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is a non-GAAP measure commonly used in the communications industry, and by financial analysts and others who follow the industry, to measure operating performance. Adjusted EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (both of which are determined in accordance with Generally Accepted Accounting Principles in the United States) or as a measure of liquidity. We annually reassess the use and weighting of these and other factors.

     For the 2013 TIP, the Committee established primary and secondary weighting factors to measure the Company’s performance. Our 2013 plan focused primarily on consolidated results, with secondary weighting factors for achievement of individual performance objectives for our NEOs depending on their job function.

     In order to preserve deductibility under Section 162(m), while giving the Committee the flexibility to tailor incentive awards for executive officers to reflect financial, operational, and individual achievements based on subjective as well as objective criteria, the maximum incentive award that could be paid to any executive officer under the 2013 TIP was determined based solely on the achievement of the Company’s performance factors discussed above. The Committee then determined the incentive award that would be payable to the executive officer under the 2013 TIP, which was required to be the lesser of (1) the maximum incentive award that may be paid to the executive officer based solely on the achievement of the Company performance factors the Committee previously established or (2) the incentive award that would otherwise be paid to the executive officer.

     The Committee established the target for 100% payout under the 2013 TIP at a level consistent with the 2013 operating plan. The Committee set the minimum TIP award at 50% of the targeted achievement level to reflect the minimum performance that would result in a TIP payout. The Committee set the maximum TIP award at 200% of the targeted achievement level, which was believed to be realizable only upon exceptional outperformance of our business objectives.

     The following table details the minimum, target, and maximum levels that had to be achieved in order for a 50%, 100%, or 200% payout, respectively, for 2013.

	Minimum	Target	Maximum
($ in thousands)	(50% Achievement)	(100% Achievement)	(200% Achievement)
Revenue	$477,354	$499,354	$532,354
Adjusted EBITDA	$138,308	$148,308	$163,308
Ending Subscribers	459,113	473,113	494,113

     Revenue and Adjusted EBITDA for 2013 were $491.9 million and $150.9 million, respectively, and the number of Ending Subscribers was 464,640 as of December 31, 2013. This performance resulted in a weighted average performance achievement of 91% of these performance goals. Individual achievement of each of the NEO’s individual performance objectives for 2013 (other than our CEO’s) was reviewed by our CEO, who then reviewed these with the Committee. The Committee reviewed the achievement of our CEO’s personal objectives for 2013 in executive session without the CEO present. Each NEO was also evaluated based on his performance toward meeting the operational and budgetary objectives for each executive’s functional area of responsibility. The Committee approved individual performance achievements for each of the NEOs as follows: Mr. Hyde 96%; Mr. Chandor 98%; Mr. Hunter 85%; Mr. O’Neil 98% and Mr. McAvoy 105%.

     Long-Term Incentive Compensation

     Our Employee Equity Incentive Plans define the incentive arrangements for eligible participants and:

  authorize the granting of stock options, stock appreciation rights, PSUs, restricted stock, and other incentive awards, all of which may be made subject to the attainment of performance goals established by the Committee;

  provide for the enumeration of the business criteria on which an individual’s performance goals are to be based; and

  establish the maximum share grants or awards (or, in the case of incentive awards, the maximum compensation) that can be paid to a participant in the Employee Equity Incentive Plans.

     The Employee Equity Incentive Plans allow the Committee to award stock options, restricted stock grants, stock appreciation rights, and performance unit awards that are tied to corporate performance because the Committee believes such awards provide an effective means of delivering incentive compensation and also encourage stock ownership on the part of management. In 2013, the Committee elected to introduce PSUs as a substantial part of each NEO’s long term incentive compensation to further align the interests of management with our stockholders. In addition to the PSUs, consistent with previous years, the Committee also granted stock options and time-vested restricted stock to our NEOs in 2013.

     With the exception of certain significant promotions and new hires, we intend to make these types of awards at a meeting of the Committee held in the first fiscal quarter of each year. The Committee selected this timing because it enables us to consider our and the potential recipients’ prior year performance and our expectations for the future. The awards also are made early in the year in order to maximize the time-period for the incentives associated with the awards. The Committee’s schedule also is designed so that these regular equity awards could be granted following the release of prior year financial results.

     In order to determine 2013 LTI targets for our NEOs, the Committee reviewed the January 2013 compensation study at the 50th and 75th percentile of the Peer Group. The Committee also considered other qualitative factors related to length of service and individual performance in determining the LTI value for each NEO. After analyzing these benchmarks and qualitative factors (which factors are described below), the Committee determined that using the ratio of total dollar value of long-term incentive equity awards to base salary that was set forth below would be the most appropriate for determining LTI target value for 2013.

     With respect to the qualitative factors discussed above, the Committee took into account the individual responsibilities of each NEO and each NEO’s relative experience level. The 2013 LTI target values determined by the Committee for our NEOs were the following: $1,350,000 for Mr. Hyde; $453,071 for Mr. Chandor; $464,399 for Mr. Hunter; $386,250 for Mr. O’Neil; and $244,646 for Mr. McAvoy. The Committee determined that the value of the 2013 equity awards should be split between restricted stock, PSUs, and stock options. In order to determine the level for each of restricted shares and PSUs granted in March 2013, the Committee divided 40% of the 2013 LTI target value by the average closing stock price of our common stock for the month of February 2013, or $13.04 per share. Accordingly, on March 6, 2013, the Committee approved restricted stock and PSU awards each in the following amounts: 41,411 for Mr. Hyde; 13,898 for Mr. Chandor; 14,245 for Mr. Hunter; 11,848 for Mr. O’Neil; and 7,504 for Mr. McAvoy. In order to determine the level of stock options granted in March 2013, the Committee divided 20% of the LTI target value by the Black-Scholes option value, or approximately $0.828. Accordingly, the Committee approved the following stock option awards for the NEOs on March 6, 2013: 326,087 for Mr. Hyde; 109,438 for Mr. Chandor; 112,174 for Mr. Hunter; 93,297 for Mr. O’Neil; and 59,093 for Mr. McAvoy. The Committee did not adjust the number of annual LTI equity awards upward or downward based on the closing price of NTELOS common stock on the date of grant; therefore, the dollar value of the LTI grants on the date of grant varied based on changes in the price of NTELOS common stock. The actual value of the annual LTI awards for the NEOs on the March 6, 2013 grant date was: $1,265,616 for Mr. Hyde; $424,755 for Mr. Chandor; $435,363 for Mr. Hunter; $362,103 for Mr. O’Neil; and $229,342 for Mr. McAvoy.

     The PSUs will become payable upon the Company’s achievement of certain performance goals (collectively, “Performance Goals”) during certain performance periods. A three-year performance period beginning on January 1, 2013 and ending on December 31, 2015 relates to the cumulative total stockholder return (“TSR Performance Goal”). Cumulative total stockholder return will equal the percentage increase in the price of a share of common stock, assuming all dividends (paid in cash or other property) are reinvested at the then current market price, between January 1, 2013 and December 31, 2015. The TSR Performance Goal applies to seventy-five percent (75%) of the target number of PSUs. Three separate one-year performance periods, each beginning on January 1st and ending on December 31st of each of the calendar years 2013, 2014 and 2015, respectively, will be measured for attainment of performance goals set by the Committee within the first ninety (90) days of each such year (“Annual Operating Goals”). The Committee set the Annual Operating Goal for calendar year 2013 as a profitable retail growth metric (defined as the growth in total subscriber revenue minus costs associated with adding new subscribers). The Annual Operating Goals apply to the remaining twenty-five percent (25%) of the target number of PSUs (one third of the target twenty-five percent (25%) for each calendar year).

     Each PSU represents the contingent right to receive one share (or more based on maximum achievement) of the Company’s common stock if vesting is satisfied. The PSUs have no voting rights. Dividends, if any, that would have been paid on the underlying shares will be paid on PSUs that vest, on or after the vesting date. Achievement of the TSR Performance Goal component will be determined by the Committee following the end of the performance period related thereto. Achievement of the Annual Operating Goals component will be determined by the Committee after the conclusion of each respective performance period. Any portion of PSUs that do not vest due to performance below the minimum required level for vesting will be forfeited.

     The following table details the minimum, target, and maximum levels that had to be achieved in order to earn 0%, 100%, or 200% achievement, respectively, for the 2013 Annual Operating Goal.

     Profitable Retail Growth Rate

Minimum	Target	Maximum
(0% Achievement)	(100% Achievement)	(200% Achievement)
8% and Below	18%	23%

     On March 13, 2014, the Committee certified that the Profitable Retail Growth Rate for 2013 was 18.22% and the corresponding achievement for the 2013 Annual Operating Goal was 104.44%.

     On July 1, 2013, in connection with Mr. McAvoy’s promotion to Executive Vice President, the Committee granted Mr. McAvoy 6,595 shares of restricted stock. The closing price on the date of the grant, which also represents the fair value of a share of restricted stock, was $16.32.

     Pursuant to applicable SEC rules, the amounts reflected as stock and option awards in the Summary Compensation Table below include the aggregate grant date fair value of the respective awards granted during the year.

     Employment Agreements

     In December 2010, we entered into employment agreements with each of our NEOs, except Messrs. Chandor and O’Neil who entered into agreements during 2011, prior to their commencement of employment with the Company. These employment agreements had initial expiration dates of December 31, 2012 (subject to automatic renewals described below), except for the agreements with Messrs. Chandor and O’Neil, which had initial expiration dates of December 31, 2013. Other than for Mr. Hunter who resigned as the Executive Vice President and Chief Operating Officer of the Company effective March 20, 2014, the agreements are all currently in full force and effect and will automatically renew for successive one-year periods pursuant to the terms thereof, unless notice of termination is provided in accordance with the terms thereof. However, if the employment agreement term has less than 24 months remaining upon the occurrence of a “change in control,” as such term is defined in the employment agreement, the employment term is automatically extended so that the employment term shall not expire until 24 months following the “change in control.” Mr. McAvoy’s agreement does not contain an extension in the event of a change of control.

     We use a standard employment agreement and, therefore, our employment agreement with each NEO is substantially the same. These employment agreements provide that the base salary, TIP participation, and certain other benefits will continue throughout the term of the employment agreements. The initial base salary for each of our NEOs, as provided in his employment agreement, was as follows: $575,000 for Mr. Hyde; $340,000 for Messrs. Chandor and Hunter; $260,000 for Mr. O’Neil; and $219,596 for Mr. McAvoy. The initial target TIP percentage payout for each of our NEOs, as provided in his employment agreement, was as follows: 100% for Mr. Hyde; 60% for Messrs. Chandor and Hunter; and 50% for Messrs. O’Neil and McAvoy. Such amounts and percentages have been modified in accordance with the terms of such agreements, as discussed herein.

     In addition, Mr. Hyde’s agreement provides that upon the expiration of his employment by Lumos, under a separate employment agreement, the Company will award Mr. Hyde equity grants of (1) the number of shares of restricted stock with a value of $500,000 and (2) the number of stock options with a fair value equal to $500,000, which vest 20% per year for each full year of Mr. Hyde’s continued employment with the Company commencing on the first anniversary of the grant date. In April 2012, Mr. Hyde’s employment agreement with Lumos expired and the Company granted Mr. Hyde 23,420 shares of restricted stock and 161,094 stock options under the terms of his employment agreement with the Company. The agreements for Messrs. Chandor and O’Neil provide for the previously described grants of stock options and restricted stock upon commencement of their employment.

     If the NEO is terminated by us for any reason other than for “cause” or the NEO terminates his employment for “good reason” (as such terms are defined in the employment agreement), the NEO will receive an amount equal to a percentage of his base salary (50%, except 75% for Mr. McAvoy) payable in at-least monthly installments for a period of 24 months (12 months for Mr. McAvoy). Additionally, in the event of the NEO’s resignation, the NEO will remain vested in all vested restricted stock and stock options and shall be entitled to receive the earned and unpaid target incentive payment under our TIP.

     The employment agreement restricts the NEO from competing, directly or indirectly, with us or soliciting certain of our employees and officers or our affiliates during the term of the employment and for a period of 24 months thereafter. In the event that the NEO is terminated by us for any reason other than for “cause” or has resigned for “good reason,” then during the non-competition and non-solicitation period and in consideration of his undertakings during such period, the NEO will receive an amount equal to a percentage of his base salary (50%, except 25% for Mr. McAvoy) payable at-least monthly for a period of 24 months (12 months for Mr. McAvoy).

     2014 Compensation Decisions

     In March 2014, the Committee reviewed the total compensation, long-term incentives and cash incentive payments as a percentage of base salary for its NEOs (other than Mr. Hunter) and other executive officers. The Committee established 2014 base salaries, granted stock options, restricted stock awards and PSUs and approved the 2014 Team Incentive Plan (the “2014 Plan”). The Committee believes that providing stock options, restricted stock awards and PSUs as part of each executive’s compensation assists in aligning the interests of management with those of the Company’s stockholders. The 2014 Plan incentive payouts are tied to achievement of the Company’s performance goals (“Plan Goals”) in 2014, measured and weighted in the following areas: Revenues, 30%; Ending Subscribers, 30%; and Adjusted EBITDA (as defined in the 2014 Plan), 40%.

     The 2014 Plan provides for an individual incentive award that is equal to the product of (1) the target percentage of the individual’s eligible base salary, (2) an individual payout percentage up to a maximum percentage provided for in the 2014 Plan (as finally determined based on achievement of individual performance objectives) and (3) the weighted company performance percentage, subject to a maximum incentive payout tied to the Company’s performance in 2014, on Plan Goals. The final incentive amounts paid, if any, shall be determined and certified by the Committee based on the achievement of the Plan Goals and the individual performance factors. An incentive award under the 2014 Plan may be decreased or an additional incentive award may be authorized by the Committee in its discretion as necessary to support our business needs.

     The PSUs granted to our NEOs (other than Mr. Hunter) in March 2014 (the “2014 PSUs”) will become payable upon the Company’s achievement of certain performance goals during certain performance periods. A three-year performance period beginning on January 1, 2014 and ending on December 31, 2016 relates to the cumulative total stockholder return (“TSR Performance Goal”). Cumulative total stockholder return will equal the percentage increase in the price of a share of common stock, assuming all dividends (paid in cash or other property) are reinvested at the current market price, between January 1, 2014 and December 31, 2016. The TSR Performance Goal applies to seventy-five percent (75%) of the target number of 2014 PSUs. Three separate one-year performance periods, each beginning on January 1st and ending on December 31st of each of the calendar years 2014, 2015 and 2016, respectively, will be measured for attainment of performance goals set by the Committee within the first ninety (90) days of each such year (“Annual Operating Goals”). The Committee has set the Annual Operating Goal for calendar year 2014 as a profitable retail growth metric (defined generally as the growth in total subscriber revenue minus costs associated with adding new subscribers). The Annual Operating Goals apply to the remaining twenty-five percent (25%) of the target number of 2014 PSUs (one third of the target twenty-five percent (25%) for each calendar year).

     Each 2014 PSU represents the contingent right to receive one share (or more based on maximum achievement) of the Company’s common stock if vesting is satisfied. The 2014 PSUs have no voting rights. Dividends, if any, that would have been paid on the underlying shares will be paid on 2014 PSUs that vest, on or after the vesting date. Achievement of the TSR Performance Goal component will be determined by the Committee following the end of the performance period related thereto. Achievement of the Annual Operating Goals component will be determined by the Committee after the conclusion of each respective performance period. Any portion of 2014 PSUs that do not vest due to performance below the minimum required level for vesting will be forfeited.

The following table summarizes such compensation actions taken by the Committee in respect of our NEOs (other than Mr. Hunter):

				Target
				Shares
		Stock	Restricted	Underlying	2014 TIP
		Options(2)	Stock(3)	PSUs(4)	Target % of
Named Executive Officer	Base Salary(1)	#	#	#	Base Salary(5)
James A. Hyde	$675,000	171,230	34,554	34,554	100%
Stebbins B. Chandor Jr.	362,457	57,466	11,596	11,596	60%
Brian J. O’Neil	309,000	48,991	9,886	9,886	60%
Robert L. McAvoy Jr.	280,000	44,393	8,958	8,958	60%
____________________

(1)	2014 base salaries remained unchanged from 2013 base salaries.

(2)	Stock options were issued with an exercise price of $12.93 per share, which represents the closing price of the Company’s stock on March 14, 2014, vesting 25% per year on each of March 16, 2015, March 14, 2016, March 14, 2017 and March 14, 2018 (based on continued employment) and expiring on March 14, 2024.

(3)	Restricted stock awards cliff vest on March 14, 2017 (based on continued employment).

(4)	PSUs vest on December 31, 2016 (based on continued employment). The number of PSUs that may be earned may be increased to a maximum number of 200% of the target number of PSUs set forth above upon maximum achievement of each of the Performance Goals and decreased to a minimum number of zero upon achievement below the minimum required level of each of the Performance Goals. Performance and percentages that fall between the maximum number of PSUs, the target number of PSUs and the threshold number (zero) of PSUs shall be determined using linear interpolation.

(5)	The incentive payouts may be increased to a maximum of 200% of the target payout upon maximum achievement of each Plan Goal and decreased to a minimum of zero upon achievement below the minimum required payout level for each Plan Goal.

     Qualified Retirement Plan

     We offered a qualified pension plan (the Revised Retirement Plan for Employees of NTELOS Inc. or the “Pension Plan”) for all employees hired before October 1, 2003, to provide an annual retirement benefit. The Pension Plan is funded entirely by Company contributions and there is a five-year cliff vesting period. The accrued benefit is based on the monthly highest average compensation over a consecutive five-year period of employment with us and the NEO’s years of benefit service under the Pension Plan. A year of benefit service is a year in which a participant completes at least 1,000 hours of service. Compensation as defined in this plan includes total compensation from us for the year, increased by any pre-tax contributions made under our 401(k) plan and/or (Section 125) cafeteria plan. No more than the IRS maximum allowable compensation, or $255,000 for 2013, is taken into account for Pension Plan purposes.

     As of December 31, 2012, the Company froze future benefit accruals. We had 878 active full-time employees, of which 231 were covered by the Pension Plan, as of December 31, 2012. Of the NEOs, only Mr. McAvoy is a participant in the Pension Plan. Messrs. Hyde, Chandor, Hunter and O’Neil are not eligible to participate in the Pension Plan as they were hired after October 1, 2003.

     Change of Control Payments

     The employment agreements with our NEOs provide them with change of control protection as described under “Change of Control and Severance Arrangements” below. We believe that by providing our NEOs with this change of control protection, we allow our senior management to focus on maximizing stockholder value and mitigate the necessity for management’s attention to be diverted toward finding new employment in the event a change of control occurs. We also believe our arrangement facilitates the recruitment of talented executives through the provision of guaranteed protection in the event we are acquired shortly after accepting an employment offer.

     Severance Arrangements with our NEOs

     Each NEO’s employment agreement provides for severance arrangements upon the occurrence of certain events, as described under “Change of Control and Severance Arrangements” below. We believe that companies should provide reasonable severance benefits to employees. With respect to our NEOs, these severance benefits should reflect the fact that it may be difficult for executives to find comparable employment within a short period of time. Such arrangements also should economically separate us from the former executive as soon as practicable.

     Compensation Recoupment Policy

     In order to further align management’s interests with the interests of stockholders and support good governance practices, the Board of Directors implemented a Compensation Recoupment Policy in December 2009. The Compensation Recoupment Policy provides that the Board of Directors has the authority to obtain reimbursement of any portion of any performance-based compensation paid or awarded, whether cash or equity-based, where the payment or award was predicated upon the achievement of certain financial results or metrics that are subsequently the subject of a restatement or correction, from the officers and from other employees responsible for accounting errors resulting in the restatement or correction.

     Perquisites and Other Benefits

     We annually review any perquisites that our Chief Executive Officer and the other NEOs are eligible to receive. The Committee obtained and reviewed a list of perquisites and their prevalence in the market from the Consultant and determined that no changes to the perquisites and benefits provided by us to the NEOs would be necessary for 2013. We provide each of our NEOs with a vehicle allowance, which we believe is consistent with the practice of our competitors. We also offer our Chief Executive Officer reimbursement for dues and membership to a local country club so that he has an appropriate venue for business meetings, an appropriate entertainment forum for customers, and appropriate interaction with the community. To that extent, we paid the annual country club dues for Mr. Hyde in 2013. We annually review our perquisite offerings to the NEOs and make changes, if necessary, primarily based on prevalence within our Peer Group.

     In addition to the cash and equity compensation discussed above, we provide our Chief Executive Officer and the other NEOs with the same benefit package available to all of our salaried employees. The package includes:

  Health and dental insurance (portion of costs);

  Basic life insurance;

  Long-term disability insurance; and

  Participation in NTELOS Inc.’s Savings and Security Plan (401(k) plan), including Company match.

     We also provide the retirement and change of control benefits described above.

     Stock Ownership Guidelines

     Our Board of Directors implemented stock ownership guidelines for our executive officers initially in August 2006 to emphasize the link between officers and the long-term interests of our stockholders and to enhance our image by openly communicating to investors, market analysts and the public that officer interests are tied directly to our long-term success through personal capital investment in our Common Stock. In August 2011, the Board of Directors revised the stock ownership guidelines so that they generally require that each executive own a minimum number of shares of our Common Stock having a value equal to a multiple of the executive’s current base salary (as calculated below). The guidelines were further updated in 2013 to provide for inclusion of PSUs and clarify how PSUs are valued for purposes of computing compliance. The guidelines for our NEOs are as follows: five times annual base salary for our Chief Executive Officer and three times annual base salary for our Executive Vice Presidents. The value of the following equity is counted toward compliance with the guidelines: shares owned (e.g., shares obtained upon vesting of restricted stock and PSUs, shares obtained upon option exercise, shares purchased in the open market, shares held in the Company’s defined contribution plan, etc.); shared ownership (e.g., shares owned or held in trust by immediate family); unvested restricted stock; unvested and unearned PSUs valued at target or, if earned, at actual achievement, and “in the money” value of unexercised stock options. Each NEO generally has three years from the later of August 31, 2011, and his hire or promotion date to meet the guidelines.

     The value of the Common Stock is calculated as the average of the closing Common Stock price on NASDAQ for the trading days in the 30-calendar day period immediately preceding any computation. Each executive officer must maintain the minimum value of equity ownership provided in these stock ownership guidelines.

     The Nominating and Governance Committee reviews these stock ownership guidelines periodically and, if changes are deemed appropriate, submits such recommended changes to the Board of Directors for consideration and approval.

     As of March 3, 2014, each of our NEO’s actual and required beneficial ownership (determined in accordance with the ownership guidelines) was as follows:

	Vested and	Value of vested		Minimum
	Unvested	and unvested	Intrinsic	value of
	shares of	shares of	Value of “in	Common
	Common	Common	the money”	Stock required
	Stock	Stock	options held	to be	Hold level
Named Executive Officer	held (#)	held ($)(1)	($)(1)	held ($)	deadline
James A. Hyde	256,173	$4,003,441	$1,029,748	$3,375,000	ongoing(2)
Stebbins B. Chandor Jr.	73,694	$1,151,681	$345,594	$1,087,371	ongoing(2)
Conrad J. Hunter(3)	83,917	$1,311,446	$354,234	$1,114,557	ongoing(2)
Brian J. O’Neil	53,316	$833,224	$294,622	$927,000	ongoing(2)
Robert L. McAvoy Jr.	52,730	$824,064	$186,609	$840,000	ongoing(2)
____________________

(1)	Values calculated based on the average of the closing Common Stock price on NASDAQ for the 30-day period immediately preceding March 3, 2014.

(2)	Because executive met the applicable ownership guideline based on the closing price at a prior measurement date, he is required to continue to comply with such level going forward, or, in the event the executive falls below the applicable ownership guideline due solely to a decline in the value of the Company’s Common Stock, hold all company-granted equity awards until compliance is reestablished.

(3)	Mr. Hunter resigned as Executive Vice President and Chief Operating Officer effective March 20, 2014.

Compensation Committee Report

     The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends that it be included in this proxy statement.

Compensation Committee

Michael Huber (Chairperson)
Rodney D. Dir
Ellen O’Connor Vos

     The Compensation Committee Report does not constitute solicitation material and shall not be deemed filed or incorporated by reference into any of our other filings and/or the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

Compensation Committee Interlocks and Insider Participation

     During fiscal year 2013, Messrs. Huber (Chairman) and Dir and Ms. Vos served as members of the Compensation Committee. No member of the Compensation Committee was an employee of the Company during the last fiscal year or an officer of the Company in any prior period. There are no Compensation Committee interlocks between us and other entities involving our executive officers and members of the Board of Directors who serve as an executive officer or board member of such other entities. Messrs. Biltz and Huber serve on the Board of Directors of Lumos; see below regarding transactions with Lumos. Mr. Biltz will not be standing for re-election at the 2014 annual meeting.

Certain Relationships and Related Transactions

     Our Board of Directors has adopted a written policy that generally provides that we may enter into a related party transaction only if the Audit Committee shall approve or ratify such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, the transaction is approved by the disinterested members of the Board of Directors, or the transaction involves compensation approved by our Compensation Committee.

     Our Audit Committee Charter provides that management shall report to the Audit Committee any proposed “related party” transaction that might be considered material to us or the related party, or required to be disclosed by applicable disclosure rules. The Audit Committee shall be responsible for the review and oversight contemplated by NASDAQ with respect to any such reported transactions.

     In connection with the spin-off of 100% of our wireline business into Lumos, on October 31, 2011 (the “Business Separation”), we entered into the following agreements with Lumos each dated October 31, 2011: a Separation and Distribution Agreement and related ancillary agreements including an employee matters agreement, a tax matters agreement, a transition services agreement and intellectual property agreements. These agreements generally have terms up to two years and all expired prior to the end of 2013. The services under the transition services agreement include the following: cash management and other treasury services; administrative services such as legal, regulatory, tax, employee benefit administration, internal audit, purchasing, accounting, information technology and human resources; network monitoring; executive oversight; equity-based compensation plan administration; and insurance coverage. Under the transition services agreement, we and Lumos pay fees to each other for the services provided, which generally are intended to allow the party providing the service to recover all of its direct and indirect costs. Also, we entered into commercial service agreements with Lumos pursuant to which Lumos will purchase certain wireless services and lease facility space from us and we will lease facility space, purchase high capacity circuits and other services from Lumos. These commercial service agreements have terms that generally extend from two to five years and, in certain circumstances, may be terminated earlier by us or Lumos. All of the foregoing agreements were negotiated and entered into while Lumos was our wholly owned subsidiary and approved by our Board of Directors which, following the Business Separation, includes several directors of Lumos. Messrs. Biltz, Huber and Hyde serve on the Board of Directors of Lumos and Mr. Biltz is Chief Executive Officer and President of Lumos. Relative to the Quadrangle Entities’ holdings of our common stock, the Quadrangle Entities hold 12.7% of the outstanding shares of Lumos, and have comparable rights to designate directors of Lumos.

     Mr. Hyde’s brother-in-law, Wesley Gardner, is the Vice President of Sales of S7 Wireless, Inc. (“S7”), a master agent distributor of our wireless products and services. During the year ended December 31, 2013, we paid S7 approximately $4,525,000 in the aggregate for services in connection with the master agent relationship, which has terms and conditions and commission structure consistent with our other master agent relationships. Mr. Gardner received approximately $162,000 in compensation attributable to our relationship with S7.

Summary Compensation Table

							Change in
							Pension Value
							and Non-
							qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
James A. Hyde	2013	$671,442	$—	$1,045,835	$238,552	$586,572	$—	$36,375	$2,578,775
President and Chief Executive	2012	643,750	—	1,158,529	1,175,269	791,683	—	22,989	3,792,220
Officer	2011	612,500	—	935,230	680,990	475,300	—	23,126	2,727,146

Stebbins B. Chandor Jr.(7)	2013	361,252	—	350,994	78,139	193,299	—	46,164	1,029,848
EVP, Chief Financial Officer,	2012	348,925	—	242,242	273,938	257,465	—	45,690	1,168,260
Treasurer and Assistant Secretary	2011	105,705	—	597,050	347,182	63,423	—	16,519	1,129,879

Conrad J. Hunter(8)	2013	370,284	—	359,757	80,092	171,849	—	21,371	1,003,354
Executive Vice President and Chief	2012	358,498	—	248,287	280,785	252,505	—	12,028	1,152,103
Operating Officer	2011	348,925	—	198,764	198,095	156,765	—	33,390	935,939

Brian J. O’Neil(9)	2013	307,973	—	299,222	66,614	164,790	—	85,040	923,639
Executive Vice President, General	2012	283,600	—	205,991	232,641	189,758	—	8,300	920,290
Counsel and Secretary	2011	85,667	—	362,093	252,972	42,833	—	142	743,707

Robert L. McAvoy Jr.	2013	261,573	—	297,144	42,192	138,549	—	9,164	748,623
Executive Vice President and Chief	2012	234,375	—	130,177	147,202	150,668	76,805	10,274	749,501
Technology Officer	2011	226,184	—	63,834	59,670	98,797	108,037	25,442	581,964
____________________

(1)	Each of the NEOs has an employment agreement with us that sets forth his respective minimum base salary, which is subject to annual adjustments as determined by the Committee. The Committee’s practice is to adjust compensation for each NEO and all other employees in April of each year, which allows for consideration of audited financial results and approved short-term and long-term incentive grants.

During 2013, each of the NEOs participated in the NTELOS Inc. Savings and Security Plan (the “401(k) Plan”). The 401(k) Plan allows eligible employees to tax-defer up to 20% of their salary through contributions to their 401(k) Plan up to the IRS maximum of $17,500 for 2013. In addition, employees age 50 or older as of the last day of the calendar year are eligible to contribute up to 100% of their salary for the catch-up contribution, up to the IRS maximum of $5,500 for 2013. The tax-deferred 401(k) contributions for our NEOs were as follows for 2013: $17,500 each for Messrs. Hyde and McAvoy; $23,000 each for Messrs. Chandor and O’Neil; and $22,473 for Mr. Hunter.

(2)	The values for each year represent the aggregate grant date fair value of stock awards granted during each respective year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Share-Based Payment (“ASC 718”). For a discussion of the assumptions used in determining the compensation cost associated with these stock awards, see Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013.

(3)	The values for each year presented were computed in accordance with ASC 718 and represent the aggregate grant date fair value related to stock options that were granted to the NEOs during each respective year. For a discussion of the assumptions used in determining the compensation cost associated with option awards, see Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013.

(4)	The values for 2013 represent the cash incentive paid to each NEO in connection with our annual short-term incentive plan, based on achievement of specified company-wide performance goals and based on achievement of individual performance objectives. We attained a weighted average performance achievement of 91% of company-wide performance goals for 2013. The individual performance percentage achieved for each NEO was as follows: 96% for Mr. Hyde, 98% for Messrs. Chandor and O’Neil, 85% for Mr. Hunter and 105% for Mr. McAvoy, in each case as approved by the Committee. For further information on our annual short-term incentive plan, see “Annual Short-Term Incentive Compensation” in the Compensation Discussion and Analysis.

(5)	The aggregate change in the actuarial present value of Mr. McAvoy’s accumulated benefit under all defined benefit and actuarial pension plans during 2013 was ($51,245). All values listed consist entirely of the change in the value of accumulated pension benefits for the qualified and non-qualified pension plans. For the participating NEOs, the values are based on the earliest date at which there is no early retirement reduction.

(6)	Included in “All Other Compensation” for 2013 are the following elements that exceed $10,000 and perquisites required to be reported:

  Perquisites totaling more than $10,000 in the aggregate for Messrs. Hyde, Chandor, Hunter and O’Neil inclusive of the following:

  automobile allowance offered as a competitive perquisite, which includes a monthly vehicle allowance, gas reimbursement up to 15,000 miles and personal property tax reimbursement ($12,252 for Mr. Hyde, $13,903 for Mr. Chandor, $9,760 for Mr. Hunter, and $9,443 for Mr. O’Neil);

  country club dues and fees to foster business relationships in the amount of $6,876 for Mr. Hyde;

  relocation expenses in the amount of $19,025 for Mr. Chandor and $63,065 for Mr. O’Neil; and

  premium payments on external life insurance policies in accordance with each NEO’s employment agreement.

(7)	Mr. Chandor joined the Company on September 9, 2011, and was appointed Chief Financial Officer on October 31, 2011.

(8)	Mr. Hunter resigned as an executive officer effective March 20, 2014.

(9)	Mr. O’Neil joined the Company on September 2, 2011, and was appointed Executive Vice President on July 30, 2012.

Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option
		Estimated Future Payouts Under			Estimated Future Payouts Under			Awards:	awards:	Exercise	Grant Date
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards			Number of	Number	or Base	Fair Value
								Shares of	of Securities	Price of	of Stock
								Stock or	Underlying	Option	and Option
Named Executive	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Officer	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	($)
James A. Hyde	3/6/2013	$—	$—	$—	$—	$—	$—	41,411	—	—	$516,395	(2)
	3/6/2013	—	—	—	—	—	—	—	326,087	12.47	232,826	(2)
	3/6/2013	—	—	—	—	41,411	82,822	—	—	—	529,440	(2)
	3/6/2013	335,721	671,442	2,685,768	—	—	—	—	—	—	—

Stebbins B. Chandor Jr.	3/6/2013	—	—	—	—	—	—	13,898	—	—	173,308	(2)
	3/6/2013	—	—	—	—	13,898	27,796	—	—	—	177,686	(2)
	3/6/2013	—	—	—	—	—	—	—	109,438	12.47	78,139	(2)
	3/6/2013	108,376	216,751	867,004	—	—	—	—	—	—	—

Conrad J. Hunter(4)	3/6/2013	—	—	—	—	—	—	14,245	—	—	177,635	(2)
	3/6/2013	—	—	—	—	14,245	28,490	—	—	—	182,122	(2)
	3/6/2013	—	—	—	—	—	—	—	112,174	12.47	80,092	(2)
	3/6/2013	111,086	222,171	888,684	—	—	—	—	—	—	—

Brian J. O’Neil	3/6/2013	—	—	—	—	—	—	11,848	—	—	147,745	(2)
	3/6/2013	—	—	—	—	11,848	23,696	—	—	—	151,477	(2)
	3/6/2013	—	—	—	—	—	—	—	93,297	12.47	66,614	(2)
	3/6/2013	92,392	184,784	739,136	—	—	—	—	—	—	—

Robert L. McAvoy Jr.	3/6/2013	—	—	—	—	—	—	7,504	—	—	93,575	(2)
	3/6/2013	—	—	—	—	7,504	15,008	—	—	—	95,939	(2)
	3/6/2013	—	—	—	—	—	—	—	59,093	12.47	42,192	(2)
	3/6/2013	72,501	145,002	580,008	—	—	—	—	—	—	—
	7/1/2013	—	—	—	—	—	—	6,595	—	—	107,630	(3)
____________________

(1)	Our weighted average performance achievement percentage for company-wide performance goals in connection with the 2013 TIP under our 2010 Equity and Cash Incentive Plan (the “Equity Plan”) was 91%. The individual performance percentage achieved for each NEO was as follows: 96% for Mr. Hyde, 98% for Messrs. Chandor and O’Neil, 85% for Mr. Hunter and 105% for Mr. McAvoy. Therefore, we made the following cash payouts to our NEOs: $586,572 for Mr. Hyde; $193,299 for Mr. Chandor; $171,849 for Mr. Hunter; $164,790 for Mr. O’Neil; and $138,549 for Mr. McAvoy. The Company paid a portion of the 2013 TIP payments to the NEOs on December 27, 2013 and the final payments on March 14, 2014. For further information on the Company performance achievement percentages and individual performance percentages for the 2013 TIP, see “Annual Short-Term Incentive Compensation” in the Compensation Discussion and Analysis.

(2)	On March 6, 2013, the Compensation Committee, after considering a competitive market review of long-term incentives for its executive officers, approved restricted stock, PSUs, and stock option grants under the Equity Plan. The closing stock price on the date of the grant, which also represents the fair value of a share of restricted stock, was $12.47 per share and the Black-Scholes grant date fair value of the option awards was approximately $0.71 per option. The fair value of the PSUs was calculated using a combination of a Monte Carlo simulation model and the closing stock price on the date of grant which resulted in a grant date fair value of approximately $12.78 per unit. On the grant date, Mr. Hyde was granted 41,411 shares of restricted stock and PSUs, and 326,087 stock options; Mr. Chandor was granted 13,898 shares of restricted stock and PSUs, and 109,438 stock options; Mr. Hunter was granted 14,245 shares of restricted stock and PSUs, and 112,174 stock options; Mr. O’Neil was granted 11,848 shares of restricted stock and PSUs, and 93,297 stock options; and Mr. McAvoy was granted 7,504 shares of restricted stock and PSUs, and 59,093 stock options.

(3)	On July 1, 2013, in connection with Mr. McAvoy’s promotion to Executive Vice President, Mr. McAvoy was granted 6,595 shares of restricted stock. The closing price on the date of the grant, which also represents the fair value of a share of restricted stock, was $16.32 per share.

(4)	Mr. Hunter resigned as Executive Vice President and Chief Operating Officer effective March 20, 2014.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards									Stock Awards
												Equity
												Incentive
					Equity							Plan
					Incentive						Equity	Awards:
					Plan						Incentive Plan	Market or
					Awards:					Market	Awards:	Payout Value
			Number of		Number of			Number of		Value of	Number of	of Unearned
	Number of		Securities		Securities			Shares or		Shares or	Unearned	Shares, Units
	Securities		Underlying		Underlying			Units of		Units of	Shares, Units	or Other
	Underlying		Unexercised		Unexercised	Option		Stock That		Stock That	or Other Rights	Rights That
	Options		Options		Unearned	Exercise	Option	Have Not		Have Not	That Have Not	Have Not
	(#)		(#)		Options	Price	Expiration	Vested		Vested	Vested	Vested
Named Executive Officer	Exercisable		Unexercisable		(#)	($)	Date	(#)		($)	(#)	($)
James A. Hyde	159,638		—		—	$21.66	3/30/2019	—		$—	—	$—
	114,181		—		—	21.60	12/17/2019	—		—	—	—
	38,733	(1)	38,734	(1)	—	23.98	2/28/2021	—		—	—	—
	54,954	(2)	164,863	(2)	—	23.25	2/27/2022	—		—	—	—
	32,218	(3)	128,876	(3)	—	18.90	4/26/2022	—		—	—	—
	—		326,087	(4)	—	12.47	3/6/2023	—		—	—	—
	—		—		—	—	—	17,386	(5)	351,719	—	—
	—		—		—	—	—	30,791	(6)	622,902	—	—
	—		—		—	—	—	18,736	(7)	379,029	—	—
	—		—		—	—	—	41,411	(8)	837,745	—	—
	—		—		—	—	—	3,604	(9)	72,909	37,960 (9)	767,931

Stebbins B. Chandor Jr.	42,226	(10)	42,228	(10)	—	22.52	9/9/2021	—		—	—	—
	18,594	(2)	55,785	(2)	—	23.25	2/27/2022	—		—	—	—
	—		109,438	(4)	—	12.47	3/6/2023	—		—	—	—
	—		—		—	—	—	5,303	(11)	107,280	—	—
	—		—		—	—	—	10,419	(6)	210,776	—	—
	—		—		—	—	—	13,898	(8)	281,157	—	—
	—		—		—	—	—	1,209	(9)	24,458	12,740 (9)	257,730

Conrad J. Hunter(19)	24,300	(12)	8,101	(12)	—	23.20	4/12/2020	—		—	—	—
	18,703	(1)	18,703	(1)	—	23.98	2/28/2021	—		—	—	—
	19,059	(2)	57,179	(2)	—	23.25	2/27/2022	—		—	—	—
	—		112,174	(4)	—	12.47	3/6/2023	—		—	—	—
	—		—		—	—	—	8,290	(5)	167,707	—	—
	—		—		—	—	—	10,679	(6)	216,036	—	—
	—		—		—	—	—	14,245	(8)	288,176	—	—
	—		—		—	—	—	1,240	(9)	25,085	13,058 (9)	264,163

Brian J. O’Neil	29,190	(13)	29,191	(13)	—	23.07	9/2/2021	—		—	—	—
	11,870	(2)	35,611	(2)	—	23.25	2/27/2022	—		—	—	—
	5,249	(14)	15,750	(14)	—	20.91	7/30/2022	—		—	—	—
	—		93,297	(4)	—	12.47	3/6/2023	—		—	—	—
	—		—		—	—	—	3,213	(15)	64,999	—	—
	—		—		—	—	—	6,651	(6)	134,550	—	—
	—		—		—	—	—	2,456	(16)	49,685	—	—
	—		—		—	—	—	11,848	(8)	239,685	—	—
	—		—		—	—	—	1,031	(9)	20,857	10,861 (9)	219,718

Robert L. McAvoy Jr.	7,290		—		—	22.40	3/5/2017	—		—	—	—
	7,290		—		—	26.32	3/3/2018	—		—	—	—
	7,289		—		—	22.25	3/2/2019	—		—	—	—
	10,445	(17)	3,482	(17)	—	21.53	3/1/2020	—		—	—	—
	5,633	(1)	5,633	(1)	—	23.98	2/28/2021	—		—	—	—
	9,992	(2)	29,976	(2)	—	23.25	2/27/2022	—		—	—	—
	—		59,093	(4)	—	12.47	3/6/2023	—		—	—	—
	—		—		—	—	—	2,497	(5)	50,514	—	—
	—		—		—	—	—	5,599	(6)	113,268	—	—
	—		—		—	—	—	7,504	(8)	151,806	—	—
	—		—		—	—	—	6,595	(18)	133,417	—	—
	—		—		—	—	—	653	(9)	13,210	6,879 (9)	139,162
____________________

(1)	The stock options granted on February 28, 2011 vest as follows: 25% on each of February 28, 2012, 2013, 2014 and 2015.

(2)	The stock options granted on February 29, 2012 vest as follows: 25% on each of February 28, 2013 and 2014, February 27, 2015 and February 29, 2016.

(3)	The stock options granted on April 26, 2012 vest as follows: 20% on each of April 26, 2013, 2014, 2015, 2016 and 2017.

(4)	The stock options granted on March 6, 2013 vest as follows: 25% on each of March 6, 2014 and 2015, March 7, 2016 and March 6, 2017.

(5)	The restricted stock granted on February 28, 2011 as annual long-term incentive awards vest on February 28, 2014.

(6)	The restricted stock granted on February 29, 2012 as annual long-term incentive awards vest on February 27, 2015.

(7)	The restricted stock granted on April 26, 2012 vest as follows: 20% on each of April 26, 2013, 2014, 2015, 2016 and 2017.

(8)	The restricted stock granted on March 6, 2013 as annual long-term incentive awards vest on March 7, 2016.

(9)	The PSUs granted on March 6, 2013 vest on December 31, 2015 (based on continued employment). The number of PSUs that may be earned may be increased to a maximum number of 200% of the target number of PSUs set forth above upon maximum achievement of each of the Performance Goals and decreased to a minimum number of zero upon achievement below the minimum required level of each of the Performance Goals. Performance and percentages that fall between the maximum number of PSUs, the target number of PSUs and the threshold number (zero) of PSUs shall be determined using linear interpolation.

(10)	The stock options granted on September 9, 2011 vest as follows: 25% on each of September 9, 2012, 2013, 2014 and 2015.

(11)	The restricted stock granted on September 9, 2011 vest as follows: 30% on December 31, 2011, 30% on September 9, 2012, and 20% on each of September 9, 2013 and 2014.

(12)	The stock options granted on April 12, 2010 vest as follows: 25% on each of April 12, 2011, 2012, 2013 and 2014.

(13)	The stock options granted on September 2, 2011 vest as follows: 25% on each of September 2, 2012, 2013, 2014 and 2015.

(14)	The stock options granted on July 30, 2012 vest as follows: 25% on each of July 30, 2013, 2014, 2015 and 2016.

(15)	The restricted stock granted on September 2, 2011 vest as follows: 30% on each of December 31, 2011 and 2012, 20% on December 31, 2013, and 20% on September 2, 2014.

(16)	The restricted stock granted on July 30, 2012 vest on July 30, 2015.

(17)	The stock options granted on March 1, 2010 vest as follows: 25% on each of March 1, 2011, 2012, 2013 and 2014.

(18)	The restricted stock granted on July 1, 2013 vest on July 1, 2016.

(19)	Mr. Hunter resigned as Executive Vice President and Chief Operating Officer effective March 20, 2014.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized on
	Exercise	on Exercise	Vesting	Vesting
Named Executive Officer	(#)	($)	(#)(1)	($)(2)
James A. Hyde	—	$—	28,123	$475,934
Stebbins B. Chandor Jr.	—	—	5,303	85,272
Conrad J. Hunter(3)	—	—	20,342	328,009
Brian J. O’Neil	—	—	3,214	65,051
Robert L. McAvoy Jr.	—	—	8,059	134,255
____________________

(1)	Represents vested stock for which restrictions have lapsed.

(2)	Value based on the closing price of NTELOS common stock on the day before restrictions lapsed. Vested shares are subject to retention under the Company’s stock ownership guidelines.

(3)	Mr. Hunter resigned as Executive Vice President and Chief Operating Officer effective March 20, 2014.

Pension Benefits

Present Value of
	Number of Years	Accumulated	Payments During
	Credited Service	Benefits(1)	Last Fiscal Year
Named Executive Officer	(#)	($)	($)
James A. Hyde	N/A	N/A	N/A
Stebbins B. Chandor Jr.	N/A	N/A	N/A
Conrad J. Hunter(2)	N/A	N/A	N/A
Brian J. O’Neil	N/A	N/A	N/A
Robert L. McAvoy Jr.	14	$347,086	—
____________________

(1)	For a discussion of the assumptions used in quantifying the present value of the current accrued benefit under the Pension Plan, see Note 13 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013.

(2)	Mr. Hunter resigned as Executive Vice President and Chief Financial Officer effective March 20, 2014.

     A NEO may elect early retirement any time after age 55 and the completion of five years of service. As of December 31, 2013, no NEO was eligible for such early retirement. If a NEO retires on or after an early retirement date, but prior to the normal retirement date (age 65 and the completion of five years of service), such NEO will be entitled to receive a monthly benefit commencing on the normal retirement date. If the NEO elects to have the monthly benefit commence prior to his normal retirement date, the monthly benefit will be reduced to reflect the earlier distribution of the benefit. The following schedule outlines the percent of benefit a NEO would receive if the NEO elects to have the monthly benefit commence prior to the normal retirement date:

	Percentage That Applies to Base Formula
	Participants Whose Age and Years of Service
	Equal at Least 85
		Percentage That
		Applies to
	Percentage That	Compensation in	Participants with
	Applies to Covered	Excess of Covered	at least 25 Years	All Other
Age at Retirement	Compensation	Compensation	of Service	Participants
64	100.00%	100.00%	100.00%	93.33%
63	100.00%	100.00%	100.00%	86.67%
62	100.00%	100.00%	100.00%	80.00%
61	100.00%	95.00%	73.33%	73.33%
60	100.00%	90.00%	66.67%	66.67%
59	100.00%	85.00%	63.33%	63.33%
58	100.00%	80.00%	60.00%	60.00%
57	100.00%	75.00%	56.67%	56.67%
56	100.00%	68.80%	53.33%	53.33%
55	100.00%	63.20%	50.00%	50.00%

     As noted in the above table, if a NEO has completed at least 25 years of benefit service and is at least 62 years of age, there will be no reduction for early retirement. Also noted in the above table, if the sum of the NEO’s age and years of benefit service equal 85 or more (“Rule of 85”), there will be no reduction in the benefit up to the average (without indexing) of the taxable wage bases in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the Participant attains (or will attain) Social Security retirement age (“Covered Compensation”). The present value of accumulated benefits in the Pension Benefits Table above has been computed assuming that Mr. McAvoy will retire and the benefits will commence when he meets the Rule of 85 on January 1, 2026.

Change in Control and Severance Arrangements

     Change in Control Arrangements

     The employment agreements with each of our NEOs, other than Mr. McAvoy, provide these NEOs with change in control protection. A “change in control” is defined in each of such NEO’s employment agreements to mean any of the following events, except that a change in control does not include any of the events described below that occurs directly or indirectly as a result of or in connection with the Quadrangle Entities and/or their affiliates, related funds and co-investors becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing more than 51% of the combined voting power of the then-outstanding securities, or our stockholders approve a merger, consolidation or reorganization between us and any other company and such merger, consolidation or reorganization is consummated, and after such merger, consolidation or reorganization of the Quadrangle Entities and/or their respective affiliates, related funds and co-investors acquire more than 51% of the combined voting power of our then-outstanding securities:

  any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing more than 51% of the combined voting power of the then-outstanding securities;

  consummation of a merger, consolidation or reorganization between us and any other company, or a sale of all or substantially all our assets (a “Transaction”), other than a Transaction that would result in our voting securities outstanding immediately prior thereto continuing to represent either directly or indirectly more than 51% of the combined voting power of our then-outstanding securities or such surviving or purchasing entity;

  our stockholders approve a plan of complete liquidation for us and such liquidation is consummated;

  except for the employment agreements of Messrs. Chandor and O’Neil (for which the following does not apply), a sale, transfer, conveyance or other disposition (whether by asset sale, stock sale, merger, combination, spin-off or otherwise) (a “Sale”) of a “Material Line of Business” (as defined in each of the respective employment agreements, other than the employment agreements of Messrs. Chandor and O’Neil) (other than any such Sale to the Quadrangle Entities or their affiliates, related funds and co-investors), except that with respect to this provision, there shall only be a “change in control” with respect to a NEO who is employed at such time in such Material Line of Business (whether full or part-time), and the NEO does not receive an offer for “comparable employment” with the purchaser and the NEO’s employment is terminated by us or any of our affiliates no later than six months after the consummation of the Sale of the Material Line of Business. For these purposes, “comparable employment” means that (1) the NEO’s base salary and target incentive payments are not reduced in the aggregate; (2) the NEO’s job duties and responsibilities are not diminished (but a reduction in our size as the result of a Sale of a Material Line of Business, or the fact that the purchaser is smaller than us, shall not alone constitute a diminution in the NEO’s job duties and responsibilities); (3) the NEO is not required to relocate to a facility more than 50 miles from the NEO’s principal place of employment at the time of the Sale; and (4) the NEO is provided benefits that are comparable in the aggregate to those provided to the NEO immediately prior to the Sale; or

  during any period of 12 consecutive months commencing on February 13, 2006, the individuals who constituted our Board of Directors as of February 13, 2006, and any new director who either (1) was elected by our Board or nominated for election by our stockholders and whose election or nomination was approved by a vote of more than 50% of the directors then still in office who either were directors as of February 13, 2006, or whose election or nomination for election was previously so approved or (2) was appointed to the board pursuant to the designation of Quadrangle Entities, cease for any reason to constitute a majority of the board.

     In the event of the occurrence of both (1) a change in control and (2) a concurrent termination of an NEO by the Company without cause or by the NEO for good reason in accordance with his employment agreement, and assuming these events took place on December 31, 2013, each of our NEOs will be entitled to the following estimated payments and accelerated vesting:

		Accelerated
		Vesting of	Accelerated
		Outstanding	Vesting of
	Cash and Other	Unvested	Unexercisable
Named Executive Officer	Benefits(1)	Shares(2)	Stock Options(3)	Total(4)
James A. Hyde	$3,561,807	3,627,699	$2,701,840	$9,891,346
Stebbins B. Chandor Jr.	1,599,874	1,081,266	849,239	3,530,379
Conrad J. Hunter(5)	1,628,730	1,166,015	870,470	3,665,215
Brian J. O’Neil	1,417,385	899,900	723,985	3,041,270
Robert L. McAvoy Jr.	853,917	709,319	458,562	2,021,798
____________________

(1)	These payments include the following payments and benefits: (a) termination payments; (b) non-compete payments; (c) earned and unpaid TIP payment as of December 31, 2013 (including partially accelerated TIP payment made on December 27, 2013); (d) present value of TIP payment for the severance period; (e) continued participation in our welfare benefit plans during the termination period; (f) present value of participation in our post-retirement medical and life insurance benefits plan for Messrs. Hyde, Chandor, Hunter and O’Neil, regardless of whether such NEOs are otherwise eligible to participate in such plan; and (g) present value of accrued pension benefit, if applicable, such amount payable over time in the form of an annuity commencing at the later of age 55 or the date of termination.

(2)	Represents the number of accelerated restricted shares and PSUs multiplied by the market price per share on December 31, 2013 of $20.23. For details on each NEO’s unvested restricted stock outstanding as of December 31, 2013, see the table titled “Outstanding Equity Awards at Fiscal Year End” included herein.

(3)	Includes the value of 100% of each NEO’s unexercisable stock options at the market price per share on December 31, 2013 of $20.23, less the required exercise payment price per share. No value was assigned to 505,236 stock options held by our NEOs which would vest in this scenario because the strike price of the accelerated stock options was greater than the market price per share on December 31, 2013. For details on each NEO’s unexercisable stock options outstanding as of December 31, 2013, see the table titled “Outstanding Equity Awards at Fiscal Year End” included herein.

(4)	In addition, each NEO will be entitled to payment of the NEO’s earned and unpaid base salary to the date of termination, if any. The NEO will also be entitled to unreimbursed business and entertainment expenses in accordance with our policy, and unreimbursed medical, dental and other employee benefit expenses incurred in accordance with our employee benefit plans. Termination also will not divest the NEO of any previously vested benefit or right unless the terms of such vested benefit or right specifically require divestiture where the NEO’s employment is terminated for cause.

(5)	Mr. Hunter resigned as Executive Vice President and Chief Operating Officer effective March 20, 2014 and is entitled to receive the payments and benefits outlined in the separation agreement dated March 13, 2014, as described in the Company’s Form 8-K filing with the SEC on March 18, 2014.

     In the event that there is a change in control and an NEO, other than Mr. McAvoy, is still employed by us at such time, the term of such NEO’s employment agreement will be extended so that the term will not expire for at least 24 months from the date of the change in control. Upon the occurrence of a change in control and such NEO remains employed by us, and assuming the change in control took place on December 31, 2013, each such NEO will continue to be entitled to receive the compensation provided for under the terms of such NEO’s employment agreement in accordance therewith.

     Severance Arrangements

     Each NEO’s employment agreement provides for severance arrangements upon the occurrence of certain events. Each NEO’s employment agreement terminates automatically upon his death. In addition, we may terminate the NEO’s employment if he or she becomes disabled. We may also terminate the NEO’s employment for any other reason with or without “cause” (as defined in the employment agreement). The NEO may terminate his employment upon prior written notice of at least 60 days. If the NEO terminates his employment for “good reason” (as defined in the employment agreement), it will be deemed a termination of the NEO’s employment without cause by us.

     If the NEO’s employment is terminated for any reason, the NEO is entitled to receive (1) earned and unpaid base salary to the date of termination; (2) unreimbursed business and entertainment expenses; and (3) unreimbursed medical, dental and other employee benefit expenses to which he is entitled pursuant to the applicable employee benefit plans. If the NEO suffers a disability and his employment is terminated by the Company in connection therewith, the NEO also will be entitled to receive a pro rata portion of his incentive payments from the TIP for that year. If the NEO is terminated, other than for cause, or if he terminates his employment for good reason, the NEO is entitled to receive (1) a percentage of his base salary (50% for Messrs. Hyde, Chandor and O’Neil, 40% for Mr. Hunter for 24 months and 75% for Mr. McAvoy for 12 months); (2) a lump sum, determined on a net present value basis, equal to two times (one times for Mr. McAvoy) the full incentive potential under the TIP for the year of the termination; (3) continued participation in the employee welfare benefit plans (other than disability and life insurance) for 24 months; and (4) other than Mr. McAvoy, post-retirement medical benefits, regardless of whether such NEO is otherwise eligible for them, under our post-retirement medical benefit plan. To the extent necessary to comply with Section 409A of the Internal Revenue Code, we will delay termination payments for a period of six months after termination or, if earlier, until the NEO’s death, as necessary to avoid any excise tax. After such delay expires, all payments which would have otherwise been required to have been made during such delay period shall be paid to the NEO in one lump sum payment. Thereafter, the percentage of base salary payments will continue for the remainder of the termination period in such periodic installments as were being paid immediately prior to the termination date. If the NEO dies while still an employee, the NEO’s surviving spouse or, if none, the NEO’s estate is entitled to payment of any earned and unpaid incentive payments under the TIP for that year, and the death benefits under our employee benefit plans will be paid to the NEO’s beneficiaries.

     In addition, if the NEO is terminated without cause or if he terminates his employment for good reason, the remaining unvested portion of the restricted shares of Common Stock granted to such NEO prior to March 6, 2013 will vest proportionately based on the number of full years that have elapsed since the grant date of the restricted shares through the date of termination; the restricted shares granted to Messrs. Hyde, Chandor, Hunter, O’Neil and McAvoy on March 6, 2013, and the restricted shares granted to Mr. McAvoy on July 1, 2013 fully vest and become exercisable immediately prior to such NEO’s termination date; and the PSUs granted to Messrs. Hyde, Chandor, Hunter, O’Neil and McAvoy on March 6, 2013 remain outstanding through the end of the applicable performance period and will become earned and payable with respect to a ratable portion of such outstanding award.

     In the event we terminate the NEO’s employment involuntarily and without cause in contemplation of or within nine months after a change in control, then all of the NEO’s stock options, restricted stock and PSUs (based on performance achieved through the date of the termination in contemplation of or within nine months after a change in control) will fully vest and become exercisable immediately prior to such NEO’s termination date. A NEO’s employment will be considered to have been terminated “in contemplation of” a change in control only if we make a public announcement or file a report or proxy statement with the SEC disclosing a transaction or series of transactions, which, if completed, would constitute a change in control and a NEO’s employment is terminated by us without cause during the period beginning with such disclosure and ending the earlier of (x) the date that the Board of Directors, acting in good faith, adopts a resolution stating that the transaction or series of transactions will not be completed or (y) the date that such transaction or series of transactions is completed.

     For each of our NEOs other than Mr. McAvoy, any benefits payable or to be provided under the employment agreements for such NEOs and any other payments from us or any affiliate would subject such NEO to any excise taxes and penalties imposed on “parachute payments” within the meaning of Section 280G(b)(2) of the Internal Revenue Code, or any similar tax imposed by state or local law, then such payments or benefits will be reduced (but not below $0) if, and only to the extent that, such reduction will allow such NEO to receive a greater net after tax amount than the NEO would receive without such reduction.

     As part of each NEO’s employment agreement and as consideration for the termination payments described above, during the NEO’s employment and for a period of 24 months thereafter (or, in the case of Mr. McAvoy, 12 months thereafter), which we refer to as the non-competition period, the NEO will (1) not compete, directly or indirectly, with us or any subsidiary or (2) solicit certain current and former employees. As consideration for the NEO’s non-competition and non-solicitation agreement, the NEO will receive an amount equal to a percentage of his base salary during the non-competition period, but only if we have terminated the NEO without cause, or if the NEO has terminated his employment for good reason. The applicable percentages are 60% for Mr. Hunter, 50% for Messrs. Hyde, Chandor and O’Neil, and 25% for Mr. McAvoy. If the NEO breaches any of the non-competition or non-solicitation restrictions, the NEO will not receive any further payments and the NEO will repay any payments previously received. The agreements also prohibit the NEOs from using any of our confidential or proprietary information at any time for any reason not connected to their employment with us.

     The following table shows the estimated payments and benefits for each NEO under the various employment termination scenarios discussed above assuming the triggering event took place on December 31, 2013, and the price per share of our Common Stock was $20.23 per share, the closing market price as of December 31, 2013.

					Termination
					Without Cause
					or Termination
	Termination				by the NEO for
Named Executive	for	Voluntary			Good
Officer	Cause(a)(g)	Termination(b)(g)	Retirement(c)(g)	Disability(e)(g)	Reason(f)(g)
James A. Hyde	$—	$—	$—	$7,575,307	$7,661,350
Stebbins B. Chandor Jr.	—	—	—	3,526,460	2,992,604
Conrad J. Hunter(h)	—	—	—	3,164,743	2,958,031
Brian J. O’Neil	—	—	—	3,046,571	2,579,386
Robert L. McAvoy Jr.	$247,537	$247,537	$247,537	3,313,122	1,706,554
____________________

(a)	Includes the present value of accrued pension benefits, if applicable, which amounts shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination and which represent a 50% early benefit commencement reduction.

(b)	Includes the present value of accrued pension benefits, if applicable, which amounts shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination and which represent a 50% early benefit commencement reduction.

(c)	For each NEO, the amounts are equal to the voluntary termination scenario because no NEO is eligible for retirement (age 65 with the completion of five years of service) or early retirement (age 55 with the completion of five years of service) on December 31, 2013.

(d)	Includes the present value of the following payments and benefits: (1) accrued pension benefits payable to the surviving spouse, if applicable, which amounts represent a one-half survivor annuity commencing at the later of the date which the deceased NEO would have attained age 55 or the date of death and which reflects a 50% early benefit commencement reduction; (2) life insurance payment, which is a liability of the life insurance company, representing one time each NEO’s annual salary up to $300,000, for which we pay the premiums and which is a benefit provided to all full-time employees; and (3) executive supplemental life insurance payout in accordance with each of the NEO’s employment agreements, which is a liability of the life insurance company. The above amounts do not include supplemental life insurance payment, if applicable, for which each NEO paid the full premium and which is a benefit provided to all full-time employees. Supplemental life insurance is a liability of the life insurance company.

(e)	Includes the following payments and benefits: (1) present value of accrued pension benefits, if applicable, which shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination and which amounts represent a 50% early benefit commencement reduction; (2) earned and unpaid TIP payment as of December 31, 2013 (including partially accelerated TIP payment made on December 27, 2013); (3) disability incentive payment equal to a ratable portion of the NEO’s target TIP of the year in which termination due to disability occurred; and (4) present value of long-term disability coverage until age 65, which is a liability of our long-term disability provider. The net present value of the long-term disability coverage reported in the table reflects the maximum disability payments, and assumes no recovery or mortality. Such value would be reduced by the net present value of social security benefits beginning at age 55; and (5) the market value of shares of restricted stock and PSUs (assuming payout at target levels) held by our NEOs, for which vesting would be accelerated, as described above.

(f)	Includes the following payments and benefits: (1) termination payments; (2) non-compete payments; (3) earned and unpaid TIP payment as of December 31, 2013 (including partially accelerated TIP payment made on December 27, 2013); (4) present value of the TIP payment for the severance period; (5) continued participation in our welfare benefit plans during the termination period; (6) present value of participation in our post-retirement medical and life insurance benefits plan, for Messrs. Hyde, Chandor, Hunter and O’Neil, regardless of whether such NEOs are otherwise eligible to participate in such plan; (7) present value of accrued pension benefit, if applicable, payable over time in the form of an annuity commencing at the later of age 55 or the date of termination and reflecting an early benefit commencement reduction; and (8) the market value of shares of restricted stock and PSUs (assuming payout at target levels) held by our NEOs for which vesting would be accelerated, as described above.

(g)	In addition to the payments included above, each NEO will be entitled to payment of his earned and unpaid base salary to the date of termination. The NEO will also be entitled to unreimbursed business and entertainment expenses in accordance with our policy, and unreimbursed medical, dental and other employee benefit expenses incurred in accordance with our employee benefit plans. Termination also will not divest the NEO of any previously vested benefit or right unless the terms of such vested benefit or right specifically require divestiture where the NEO’s employment is terminated for cause.

(h)	Mr. Hunter resigned as Executive Vice President and Chief Operating Officer effective March 20, 2014 and is entitled to receive the payments and benefits outlined in the separation agreement dated March 13, 2014, as described in the Company’s Form 8-K filing with the SEC on March 18, 2014.

AUDIT COMMITTEE REPORT

     Pursuant to SEC rules for proxy statements, the Audit Committee of the Board of Directors has prepared the following Audit Committee Report. The Audit Committee intends that this report clearly describe our current audit program, including the underlying philosophy and activities of the Audit Committee.

Functions of the Audit Committee

     The primary function of the Audit Committee of the Board of Directors is to assist the Board of Directors in fulfilling its oversight responsibilities by overseeing:

  our accounting and financial reporting processes;

  the reliability of our financial statements;

  the effective evaluation and management of our financial risks;

  our compliance with laws and regulations; and

  the maintenance of an effective and efficient audit of our annual financial statements by a qualified independent registered public accounting firm.

     The Audit Committee operates under a written charter. The Audit Committee charter provides that the Audit Committee shall preserve open avenues of communication among the independent registered public accounting firm, internal auditors, financial management, senior management, the Audit Committee and the Board of Directors. During the past year, the Audit Committee has reviewed its charter and determined that the charter adequately and effectively defines the duties and responsibilities of the Audit Committee. Consistent with this function, the Audit Committee encourages continuous improvement of, and fosters adherence to, our policies, procedures and practices at all levels. The Audit Committee is accountable and responsible to the full Board of Directors.

Composition and Qualifications of Audit Committee

     The Audit Committee consists of three non-employee directors: Mr. Duggan (Chairperson), Mr. Dir and Mr. Heneghan. The Board of Directors has determined that each member of the Audit Committee is “independent” as defined in each of Section 10A of the Exchange Act and the NASDAQ listing standards, and is financially literate and is free from any relationship that, in the judgment of the Board of Directors, would interfere with the exercise of independent judgment as a member of the Audit Committee. The Board of Directors has determined that each of Messrs. Duggan, Dir and Heneghan is an “audit committee financial expert,” as defined by regulations promulgated by the SEC.

Election and Meetings

     The Board of Directors annually elects the members of the Audit Committee to serve for a term of one year or other length of term, in the discretion of the Board of Directors, and shall otherwise serve until their successors are duly elected and qualified. Each member of the Audit Committee shall serve at the pleasure and discretion of the Board of Directors, and may be replaced or removed by the Board of Directors at any time and from time to time in its discretion. The Board of Directors shall designate the Chairperson of the Audit Committee.

     The Audit Committee meets quarterly, or more frequently as circumstances require. The Audit Committee met eight times during 2013. The Audit Committee meets as often as it deems advisable with representatives from our executive management and independent registered public accounting firm in separate sessions to discuss any matters that the Audit Committee or either of these groups believes should be discussed. In addition, the Audit Committee or its Chairperson meets with representatives of the independent registered public accounting firm and our management at least quarterly to review our financial statements.

Responsibilities and Duties

     To fulfill its responsibilities and duties, the Audit Committee performed the following with respect to the year ended December 31, 2013:

     Documents/Reports Review

     1. Reviewed and discussed with our management our audited financial statements, management’s updates on internal control over financial reporting and all certifications, reports, opinions or reviews rendered by our independent registered public accounting firm.

     2. Discussed with our financial management and representatives of the independent registered public accounting firm, prior to filing with the SEC, audited and unaudited financial statements and certain other disclosures to be included in our Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and other reports that contain financial information. Management has represented to the Audit Committee that our financial statements were prepared in accordance with U.S. generally accepted accounting principles.

     Independent Registered Public Accounting Firm

     3. Recommended to the Board of Directors the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014. The Audit Committee evaluates the performance of the independent registered public accounting firm. The Audit Committee has discussed with representatives of the independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP relating to the independence of that firm as required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP that firm’s independence with respect to NTELOS.

     4. Approved all fees and other compensation paid to KPMG LLP. Monitored compliance with pre-approval policies and procedures, and otherwise pre-approved all non-audit engagements of KPMG LLP.

     5. Periodically consulted with representatives of the independent registered public accounting firm out of the presence of our management regarding internal controls and the completeness and accuracy of our financial statements.

     Financial Reporting Process

     6. In consultation with representatives of the independent registered public accounting firm and our internal financial and accounting personnel, reviewed the integrity of our financial reporting process, both internal and external.

     7. Considered any significant judgments made in management’s preparation of our financial statements and management’s view of each as to the appropriateness of such judgments.

     8. Considered the independent registered public accounting firm’s judgments about the quality and appropriateness of our accounting principles as applied to its financial reporting.

     Legal Compliance/Risk Management; General

     9. Reviewed legal compliance matters, including corporate securities trading policies, and legal matters that could have a significant impact on our financial statements.

     10. Reviewed and discussed with management our major financial and operating risks and exposures, and the steps management has taken to monitor and control such risks and exposures, including our risk assessment and risk management policies.

     11. Reviewed the report of management regarding the effectiveness of our internal control over financial reporting contained in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC, as well as KPMG LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to the audit of the effectiveness of internal control over financial reporting. In this regard, the Audit Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting.

     Based on the Audit Committee’s review of the audited financial statements and discussions with management and KPMG LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s report on internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC.

Audit Committee

Stephen C. Duggan (Chairperson)
Rodney D. Dir
Daniel J. Heneghan

     The Audit Committee Report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

PROPOSAL 2—APPROVAL OF A NON-BINDING ADVISORY RESOLUTION APPROVING THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

     The compensation of our named executive officers is described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 18 to 41 of this proxy statement.

     The Compensation Committee designs our compensation program for our named executive officers to reward the achievement of our short-term and long-term objectives. The objective of our compensation program is to attract and retain those employees whose judgment, abilities and experience will contribute to our continued success. The program is designed to provide overall competitive pay levels through a mix of base salary, annual cash incentive and equity compensation and ownership, create proper incentives to align management’s incentives with the long-term interests of our stockholders and reward superior performance. Our compensation program also reflects competition and best practices in the marketplace. The mix of compensation components is competitive with that of other companies of similar size and operational characteristics, while also linking compensation to individual and corporate performance and encouraging stock ownership by senior management. The Compensation Committee also selects and engages a third-party compensation consultant to assist in developing compensation programs and determining annual executive compensation.

     Based on its review of the total compensation of our named executive officers for fiscal year 2013, the Compensation Committee believes that the total compensation for each of the named executive officers is reasonable. The Compensation Committee believes our compensation program effectively achieves the objective of aligning compensation with performance measures that are directly related to our financial goals and creation of stockholder value without encouraging our named executive officers to take unnecessary or excessive risks.

     The Compensation Discussion and Analysis section of this proxy statement and the accompanying compensation tables and narrative provide a comprehensive review of our named executive officer compensation objectives, program and rationale. We urge you to read this disclosure before voting on this proposal.

     For the reasons stated above, we are requesting your non-binding approval of the following resolution:

     “RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table, the other related tables and accompanying narrative, set forth on pages 18 to 41 of the proxy statement.”

     Your vote on this proposal will be non-binding on us and the Board of Directors and will not be construed as overruling a decision by us or the Board of Directors. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board of Directors. However, the Compensation Committee values the opinions that our stockholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as it deems appropriate. We are providing this vote as required pursuant to Section 14A of the Exchange Act. The Board of Directors determined that we will hold a non-binding stockholder advisory vote to approve executive compensation on an annual basis until the next required vote on the frequency of such non-binding stockholder advisory vote or until the Board of Directors otherwise determines that a different frequency for such vote is in the best interests of our stockholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

     The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014. We have engaged KPMG LLP to audit and report on our financial statements beginning with the year ended December 31, 2003. It is expected that a representative of KPMG LLP will be present at the 2014 Annual Meeting to respond to appropriate questions of stockholders and to make a statement, if they desire to do so.

     In connection with the audit of the 2013 financial statements, we entered into an engagement agreement with KPMG LLP, which set forth the terms by which KPMG LLP would perform audit services for us. That agreement was subject to alternative dispute resolution procedures and a mutual exclusion of damages other than the prevailing party’s actual and punitive damages.

     The following table presents fees for professional services and expenses billed to us by KPMG LLP for the fiscal years ended 2013 and 2012.

	Fiscal 2013	Fiscal 2012
Audit fees	$598,000	$580,000
Audit-related fees	100,000	—
Tax fees	—	—
All other fees	1,600	1,650
Total	$699,600	$581,650

     Audit Fees

     Audit fees include fees and expenses paid by us to KPMG LLP in connection with the annual audit of our consolidated financial statements, KPMG LLP’s review of our interim financial statements, KPMG’s review of our Annual Report on Form 10-K and KPMG’s assessment of the effectiveness of the internal controls over our financial reporting. Audit fees also include fees for services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements, including comfort letters and consents issued in connection with SEC filings.

     Audit-related fees

     The audit related fees for the year ended December 31, 2013 were for professional services rendered by KPMG in connection with the secondary offering of our common stock owned by the Quadrangle Entities.

     All Other Fees

     All other fees for 2013 and 2012 are fees related to access to an on-line accounting research tool.

Audit Committee Pre-Approval Policy

     The Audit Committee’s policy is that all audit and permitted non-audit services provided by its independent registered public accounting firm shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the Audit Committee. Pre-approval spending limits for all services to be performed by the independent registered public accounting firm are established periodically by the Audit Committee, detailed as to the particular service or category of services to be performed and implemented by our financial officers. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Any audit or non-audit service fees that we may incur that fall outside the limits pre-approved by the Audit Committee for a particular service or category of services require separate and specific pre-approval by the Audit Committee prior to the performance of services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for audit, audit-related, tax and other services. The Audit Committee may revise the list of pre-approved services from time to time. In all pre-approval instances, the Audit Committee will consider whether such services are consistent with the SEC rules on auditor independence.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

     The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered accounting firm retained to audit our financial statements. The Audit Committee has appointed KPMG LLP as our independent external auditor for the year ending December 31, 2014. KPMG has served as our independent registered accounting firm continuously since 2003. The Audit Committee is responsible for the audit fee negotiations associated with the retention of KPMG LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered accounting firm. Further, in conjunction with the rotation of the auditing firm’s lead engagement partner, the Audit Committee and its chairperson will continue to be directly involved in the selection of KPMG LLP’s new lead engagement partner. The members of the Audit Committee and the Board of Directors believe that the continued retention of KPMG LLP to serve as our independent external auditor is in our best interests and the best interests of our stockholders.

     Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required but is being presented as a matter of good corporate practice. Notwithstanding stockholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in our best interests and the best interests of our stockholders. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment.

OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the 2014 Annual Meeting. However, if any other matters are properly brought before the 2014 Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

SOLICITATION OF PROXIES

     The cost of the solicitation of proxies on behalf of the Company will be borne by us. In addition, our directors, officers and other employees may, but without additional compensation, solicit proxies by mail, in person or by telecommunication. We will, upon request, reimburse brokers, fiduciaries, custodians and others for reasonable out-of-pocket expenses incurred in forwarding solicitation materials to, and obtaining instructions relating to such materials from, beneficial owners of stock.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

     In order for proposals of stockholders to be considered for inclusion in the proxy materials for the 2015 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, such proposals must be received by us at our executive offices at 1154 Shenandoah Village Drive, Waynesboro, Virginia 22980, Attention: Secretary or Assistant Secretary, by November 28, 2014.

     Further, our bylaws provide that for business to be properly brought before the 2015 Annual Meeting of Stockholders, other than business to be included in the Company’s proxy materials pursuant to Rule 14a-8, stockholders must deliver notice, which notice must be received by our Secretary or Assistant Secretary, no later than 120 days nor more than 150 days before the first anniversary of the date of this proxy statement. For such business, other than director nominations, such stockholder’s notice shall set forth (1) a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting, and the reasons for conducting such business at the annual meeting; (2) the name, business address and residential address, as they appear on the Company’s stock transfer books, of such stockholder proposing such business; (3) a representation that such stockholder is a stockholder of record and intends to appear in person or by proxy at such meeting to bring the business before the meeting specified in the notice; (4) the class, series and number of shares of stock of the Company beneficially owned by the stockholder; and (5) any material interest of the stockholder in such business. Management may use its discretionary authority to vote against any such proposals.

ANNUAL REPORT ON FORM 10-K

     We will provide without charge to each person to whom this proxy statement has been delivered, upon written request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2013, including the audited financial statements and supplementary data. Requests should be directed to NTELOS Holdings Corp., 1154 Shenandoah Village Drive, Waynesboro, Virginia 22980, Attention: Investor Relations. Our Annual Report on Form 10-K also may be accessed through our website at www.ntelos.com. A list of exhibits to the Annual Report on Form 10-K will be included in the copy of the Annual Report on Form 10-K. Any of the exhibits may be obtained by referring to the filings referenced in the exhibit listing, any of which may be obtained at the SEC’s website, www.sec.gov, or by written request to Investor Relations.

BENEFICIAL OWNERS

     Unless we have received contrary instructions, we may send a single copy of our Annual Report on Form 10-K, proxy statement and notice of Annual Meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

     If you would like to receive your own set of our annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions.

     If your shares are registered in your own name, please contact us at our executive offices at 1154 Shenandoah Village Drive, Waynesboro, Virginia 22980, Attention: Investor Relations, to inform us of your request. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

By order of the Board of Directors,

Brian J. O’Neil
Executive Vice President, General Counsel and Secretary
Waynesboro, Virginia

March 28, 2014

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 30, 2014.

Vote by Internet
Go to www.envisionreports.com/NTLS Or scan the QR code with your smartphone Follow the steps outlined on the secure website

Vote by telephone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals —	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3 LISTED BELOW, TO COME BEFORE THE ANNUAL MEETING.

1.	Election of Directors:
	01 - David A. Chorney	02 - Rodney D. Dir
	03 - Stephen C. Duggan	04 - Daniel J. Heneghan
	05 - Michael Huber	06 - James A. Hyde
07 - Ellen O’Connor Vos
☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) below.

01	02	03	04	05	06	07
☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain
2.	Approval of a non-binding advisory resolution approving the compensation of NTELOS’s named executive officers.	☐	☐	☐

3.	Ratification of the appointment of KPMG LLP to serve as NTELOS’s independent registered public accounting firm for the year ending December 31, 2014.	☐	☐	☐

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof and as to which the undersigned hereby confers discretionary authority.

The proxies are authorized to vote, in their discretion, upon such other matter or matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

B	Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign exactly as your name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee or guardian or as an officer, signing for a corporation or other entity, please give full title under signature.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Stockholders who plan to attend the Annual Meeting may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders whose stock is held in street name with a bank or broker must bring a copy of a statement from such bank or broker indicating your ownership of NTELOS common stock.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — NTELOS HOLDINGS CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NTELOS HOLDINGS CORP.

The undersigned stockholder(s) of NTELOS Holdings Corp., a Delaware corporation (“NTELOS”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for NTELOS’s 2014 Annual Meeting of Stockholders, and hereby appoints Stebbins B. Chandor Jr. and Brian J. O’Neil, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2014 Annual Meeting of Stockholders of NTELOS to be held at 9:00 a.m. (local time) on Thursday, May 1, 2014, at The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, New York or at any adjournment(s) or postponement(s) thereof, and to vote all shares of the Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” THE PROPOSALS BELOW AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

This proxy card, when signed and returned, or your telephone or Internet proxy, will also constitute voting instructions to New York Life (the “Trustee”) for any shares held on your behalf in the Ntelos Savings and Security Plan. Shares for which voting instructions are not received, subject to the Trustee’s fiduciary obligations, will be voted by the Trustee in the same proportion as the shares for which voting instructions are received from other participants in such plan. To allow sufficient time for voting by the Trustee, your voting instructions must be received by 11:59 p.m. Eastern Time on April 28, 2014.

Stockholders who plan to attend the Annual Meeting may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders, whose stock is held in street name with a bank or broker, must bring a copy of a statement from such bank or broker indicating your ownership of NTELOS common stock. Each of Proposals 1, 2 and 3 are being proposed by NTELOS.

Please date, sign and mail your proxy card back as soon as possible!

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)